Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of July 2, 2017

by and among

ADVA NA HOLDINGS, INC.,

GOLDEN ACQUISITION CORPORATION

and

MRV COMMUNICATIONS, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 2, 2017 (this “Agreement”), is entered into by and among ADVA NA Holdings, Inc., a Delaware corporation (“Parent”), Golden Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and MRV Communications, Inc., a Delaware corporation (the “Company”).  Defined terms used herein have the meanings set forth in Section 9.14.

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any and all of the outstanding shares of the common stock, par value $0.0017 per share, of the Company, including all associated rights under the Rights Agreement (the “Company Common Stock”), at a price per share of Company Common Stock of $10.00  (such amount or any different amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”) net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company with the Company surviving that merger (the “Merger”) and continuing as a wholly owned subsidiary of Parent, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each issued and outstanding share of Company Common Stock, other than (i) shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub or the Company and (ii) the Dissenting Shares, shall be converted into the right to receive an amount equal to the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (a) determined that the Offer, the Merger, the Support Agreements and the other transactions contemplated hereby and thereby (collectively, the “Transactions”) are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions, and (c) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the Transactions, including the Offer and the Merger;

WHEREAS, the parties hereto acknowledge and agree that the Merger shall be governed and effected under Section 251(h) of the DGCL;

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into a tender and support agreement with Parent (collectively, the “Support Agreements”) simultaneously with the execution and delivery of this Agreement covering, in the aggregate, approximately 34% of the outstanding shares of Company Common Stock;

WHEREAS, as a condition and inducement to the willingness of the Company to enter into this Agreement, ADVA Optical Networking SA, a public company registered in Germany is entering into a Guarantee whereby it unconditionally and irrevocably guarantees to the Company the payment and discharge in full by Parent and Merger Sub of the amounts required to be paid by Parent and Merger Sub pursuant to Section 1.1 and Article III of this Agreement if and when due; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the transactions contemplated hereby and also to prescribe certain conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE OFFER

Section 1.1                             The Offer.

(a)                                 As promptly as practicable after the date of this Agreement (but in no event more than ten (10) Business Days thereafter (subject to the Company having timely complied with its obligations pursuant to this Article I)), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer.

(b)                                 The obligation of Merger Sub to (and of Parent to cause Merger Sub to) accept for payment and pay for any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to: (i) there being validly tendered in the Offer and not validly withdrawn immediately prior to any then scheduled Expiration Time that number of shares of Company Common Stock which, together with the shares beneficially owned by Parent or Merger Sub (if any), represents at least a majority of the Company Common Stock then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all options and other convertible or derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof), and excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or Merger Sub, of the other conditions and requirements set forth in Exhibit A (together with the Minimum Condition, the “Offer Conditions”).

(c)                                  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. The Offer Conditions are for the sole benefit of Parent and Merger Sub, and Parent and Merger Sub expressly reserve the right to waive, in whole or in part, any Offer Condition in their sole and absolute discretion at any time and from time to time, including to increase the Offer Price and to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions set forth in Exhibit A or modify or change any Offer Condition in a manner adverse in any material respect to any stockholders of the Company, (v) except as otherwise provided in this Section 1.1, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any stockholders of the Company.

(d)                                 The Offer shall expire at midnight (New York time) at the end of the date that is twenty (20) Business Days (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

(e)                                  Merger Sub (i) shall extend the Offer for any period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof or the NASDAQ Stock Market (“NASDAQ”) applicable to the Offer and (ii) shall (subject to Parent’s right to terminate this Agreement pursuant to Article VIII), in the event that the Offer Conditions are not satisfied or waived (if permitted hereunder) as of any Expiration Time, extend the Offer for successive extension periods of at least two (2) but not more than ten (10) Business Days per extension (or any longer period as may be approved in advance by the Company, but otherwise with the length of any such extension to be determined by Parent in its sole and absolute discretion) in order to allow additional time for the Offer Conditions to be satisfied; provided, however, that in no event shall Merger Sub be required to extend the Offer (A) beyond the first Business Day immediately prior to the January 2, 2018 (the “End Date”), (B) at any time that Parent or Merger Sub is permitted to terminate this Agreement pursuant to Article VIII, (C) following the valid termination of this Agreement pursuant to Article VIII or (D) beyond the fortieth (40th) Business Day following the Initial Expiration Time if, as of such time, each of the Offer Conditions set forth on Exhibit A is satisfied or has been waived but the Minimum Condition is not satisfied at such time.

(f)                                   On the terms and subject to the conditions of this Agreement, and subject to the prior satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of tax pursuant to Section 3.6) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.1), provided, however, that without the prior written consent of the Company, Merger Sub shall not accept for payment or pay for any shares of Company Common Stock if, as a result, Merger Sub would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition.  Closing of the Offer and acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”. Nothing contained in this Section 1.1 shall affect any termination rights in Article VIII.

(g)                                  Merger Sub shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Article VIII. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated pursuant to Article VIII, prior to the acceptance for payment of the Company Common Stock tendered in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holders thereof.

(h)                                 On the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act or other applicable Law to be set forth in the Offer Documents or as may be reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments.

(i)                                     Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

Section 1.2                             Company Actions.

(a)                                 The Company hereby approves of and consents to the Offer.  On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall (i) reflect the terms and conditions of this Agreement, (ii) subject to the provisions of Section 6.3, contain the Company Board Recommendation; (iii) contain and constitute notice to holders of shares of Company Common Stock informing such holders of their rights of appraisal in respect of such shares of Company Common Stock in accordance with, and containing such other information required by, Section 262(d)(2) of the DGCL, (iv) include the Fairness Opinion, (v) include a summary of the financial analyses conducted by the Company Financial Advisor and (vi) include disclosure of the compensation, if any, paid to the Company Financial Advisor by the Company and any of their respective Affiliates, during the two year period prior to the date of this Agreement. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the stockholders of the Company, in each case concurrently with the filing and dissemination of the Offer Documents and in accordance with the Exchange Act. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as promptly as practicable and to the extent required by the Exchange Act. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all such comments and all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, as applicable, and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.

(b)                                 In connection with the Offer, and from time to time as requested by Parent or its Representatives, the Company shall promptly (and no later than the date hereof) furnish or cause to be furnished (including causing its transfer agent to furnish) to Parent and Merger Sub mailing labels, security position listings and any other available listings or computer files containing the names and addresses of the record holders or beneficial owners of the shares of

Company Common Stock as of the most recent practicable date, and shall promptly furnish Parent and Merger Sub with such information and assistance (including lists of record holders or beneficial owners of the shares of Company Common Stock, updated from time to time upon Parent’s, Merger Sub’s or either of their respective agent’s request, and the addresses, mailing labels and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub or its agent may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Company Common Stock.

(c)                                  The Company shall register (and shall cause its transfer agent to register) the transfer of shares of Company Common Stock accepted for payment by Merger Sub effective immediately after the Offer Closing.

ARTICLE II

THE MERGER

Section 2.1                             The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (in such capacity, the “Surviving Corporation”). The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer.

Section 2.2                             Closing.  Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, New York 10022 (or remotely by electronic exchange of documents) at 10:00 a.m. (local time) as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or such other date, time or place as is agreed to in writing by the parties hereto.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3                             Effective Time.  Subject to the provisions of this Agreement, at the Closing the parties hereto shall file with the Secretary of State of the State of Delaware a certificate of merger, duly executed and acknowledged in accordance with, and in such form as is required by, the relevant provisions of the DGCL with respect to the Merger (the “Certificate of Merger”).  The Merger shall become effective upon the acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware or at such later time as is agreed to in writing by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 2.4                             Effects of the Merger.  The Merger shall have the effects set forth herein and in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5                             Certificate of Incorporation and By-laws of the Surviving Corporation.  At the Effective Time, (a) the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit B, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law (subject to Section 6.8), and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended  in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law (subject to Section 6.8).

Section 2.6                             Directors and Officers of the Surviving Corporation.

(a)                                 The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)                                 The Company shall prepare and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of (i) the resignation from office as a director and/or officer of the Company and each Subsidiary of the Company of those individuals specified by Parent prior to the Effective Time and, in each case, effective at the Effective Time (which resignation shall also contain a release of liabilities of the Company and its Subsidiaries reasonably satisfactory to Parent), and (ii) the taking of all such actions (including the adoption of any necessary resolutions by the Board of Directors) as may be necessary to effect as of the Effective Time the actions set forth in Section 2.6.  The Company and Parent agree that any such resignation as an officer does not in and of itself terminate any employment relationship of any such individual with the Company, and does not affect the Company’s obligations with regard to such individual pursuant to this Agreement, including, without limitation, Sections 6.8 and 6.11.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1                             Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, any other securities of the Company or any shares of capital stock or other securities of Merger Sub or, except as expressly set forth herein, on the part of the Company or Merger Sub:

(a)                           Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)                           Cancellation of Treasury Stock and Parent-Owned Stock.  Any shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time, and any shares of Company Common Stock owned by Parent or Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time, shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)                            Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) shall be converted automatically into, and shall thereafter represent the right to receive, subject to Section 3.4, an amount in cash equal to the Offer Price without interest (collectively, the “Merger Consideration”).

(d)                           Cancellation of Shares.  As of the Effective Time, all shares of Company Common Stock converted into the Merger Consideration pursuant to this Section 3.1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist; and the holders immediately prior to the Effective Time of non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), and the holders of certificates which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Certificate”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 3.2, without interest and subject to any applicable withholding Taxes.

Section 3.2                             Surrender and Payment.

(a)                                 Exchange Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company, reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration and enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent.  Parent shall deposit, or cause to be deposited, the aggregate Merger Consideration required to be paid at Closing with the Exchange Agent prior to or promptly following the Effective Time.  The Merger Consideration so deposited with the Exchange Agent shall, pending its disbursement to the holders, immediately prior to the Effective Time, of Company Common Stock, be invested by the Exchange Agent as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of shares of Company Common Stock.  Any interest and other income from such investments shall become part of the funds held by the Exchange Agent for purposes of paying the Merger Consideration, subject to Section 3.2(e).  No investment by the Exchange Agent of the Merger Consideration shall relieve Parent, the Surviving Corporation or the Exchange Agent from making the payments required by this Article III and Parent shall promptly replace any funds deposited with the Exchange Agent lost through any investment made pursuant to this Section 3.2(a).  No investment by the Exchange Agent of the Merger Consideration shall have maturities that could reasonably be expected to prevent or materially delay payments to be made pursuant to this Agreement.  Following the Effective Time, Parent agrees to reasonably promptly make available to the Exchange Agent, from time to time as needed, any additional cash to pay the Merger Consideration, to the extent required by this Article III.  The Surviving Corporation shall pay all charges and expenses of the Exchange Agent in connection with the exchange of Company Common Stock for the Merger Consideration.

(b)                                 Payment Procedures.  Promptly after the Effective Time (but in no event more than five (5) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon proper delivery of the Certificates representing such shares of Company Common Stock or transfer of the Book-Entry Shares to the Exchange Agent, upon adherence to the procedures set forth in the letter of transmittal, and shall be in such form and have such other customary provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration payable in respect thereof.  Upon surrender of Certificates for cancellation to the Exchange Agent or, in the case of Book-Entry Shares, receipt of a satisfactory “agent’s message” in customary form by the Exchange Agent or such other evidence, if any, of transfer as the Exchange Agent may reasonably request (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Company Common Stock upon receipt by the Exchange Agent of an “agent’s message” or such other evidence, if any, as the Exchange Agent may reasonably request), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration payable in respect thereof, without interest, for each share of Company Common Stock surrendered, and any Certificates surrendered shall forthwith be cancelled.  If payment of such Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (A) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of such Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof as contemplated by this Article III, without interest and subject to any applicable withholding Taxes.

(c)                                  Transfer Books; No Further Ownership Rights in Company Common Stock.  The applicable Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock and, at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration payable in respect thereof, except as otherwise provided for herein or by applicable Law.  Subject to Section 3.2(e), if, after the Effective Time, Certificates are validly presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d)                                 Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Exchange Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such Person of a bond and/or the providing by such Person of an indemnity, in such reasonable and customary amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay (less any applicable withholding Taxes and without interest thereon), in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article III.

(e)                                  Termination of Fund.  At any time immediately following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Exchange Agent to, upon demand, deliver to it any funds or other property (including all interest received and the other proceeds of any investments with respect thereto) that had been made available to the Exchange Agent and which have not been disbursed in accordance with this Article III, and thereafter Persons entitled to receive payment pursuant to this Article III shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, in each case without any interest thereon and subject to any applicable withholding Taxes, upon due surrender of their Certificates or Book-Entry Shares, in each case, subject to applicable abandoned property, escheat or other similar Laws.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.5 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(f)                                   No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Merger Sub, the Surviving Corporation, the Company or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.3                             Treatment of Equity Awards.

(a)                                 Immediately prior to the Effective Time, any then outstanding option to acquire shares of Company Common Stock granted under a Company Stock Plan (an “Option”) whether or not then otherwise vested or exercisable, shall be cancelled in exchange for the right of the holder of such Option (the “Optionholder”) to receive from the Surviving Corporation a cash amount equal to the product of (i) the total number of shares of Company Common Stock then still covered by the Option multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock under such Option, without any interest thereon and subject to all applicable withholding; provided that if the exercise price per share under any such Option is equal to or greater than the Merger Consideration, such Option shall be canceled immediately prior to the Effective Time without any payment or other consideration being made or owed in respect thereof.

(b)                                 Immediately prior to the Effective Time, each then outstanding share of restricted stock issued pursuant to a Company Stock Plan (“Company Restricted Stock Award”) shall become fully vested and shall participate in the Merger on the same basis as any other outstanding share of Company Common Stock.

(c)                                  At or prior to the Effective Time, Parent shall provide, or shall cause to be provided, to the Company or the Surviving Corporation all funds necessary to fulfill the payment obligations under this Section 3.3.  All payments required under this Section 3.3 shall be made as promptly as practicable following the Closing Date and shall be processed through the Company’s payroll.

(d)                                 Prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, shall adopt such resolutions and take such other actions as are necessary to effectuate the provisions of clauses (a) and (b) of this Section 3.3 and to validly terminate, as of the Effective Time, all Company Stock Plans.

Section 3.4                             Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or any stock dividend or stock distribution with a record date during such period, or any similar transaction or any transaction having the effect of any of the foregoing, in each case, in accordance with the prior written consent of Parent, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.4 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 3.5                             Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a stockholder who (a) is entitled to demand and properly demands appraisal of such shares pursuant to and (b) complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock (the “Dissenting Shares”), but instead such Dissenting Stockholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost rights to appraisal under the DGCL.  If any Dissenting Stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost such rights to appraisal, or if appraisal rights are unavailable to the Company’s stockholders pursuant to Section 262 of the DGCL in connection with the Transactions, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into the right to receive, as of the Effective Time, the Merger Consideration payable in respect of each such share of Company Common Stock, in accordance with Section 3.1, without any interest thereon and less any applicable withholding Taxes, upon surrender of such Certificate formerly representing such shares or transfer of such Book-Entry Shares, as the case may be.  The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in and direct, in each case at its own expense, all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Except with the prior written consent of Parent, prior to the Effective Time the Company shall not make any payment with respect to, or settle or offer to settle, any such demands or agree to do any of the foregoing.

Section 3.6                             Withholding Taxes.  Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable pursuant to the Offer, the Merger or otherwise pursuant to this Agreement (including, without limitation, payments under Section 3.3 with respect to outstanding equity compensation awards) such amounts as may be required to be withheld from such payments under the Internal Revenue Code of 1986 (the “Code”), or under any applicable provision of state, local or foreign Law related to Taxes.  To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”), which identifies items of disclosure by reference to a particular Section or subsection of this Agreement, or as set forth in (or incorporated by reference in) any of the Company SEC Documents filed with the SEC since January 1, 2016 and prior to the date of this Agreement; provided, that: (i) nothing disclosed in such Company SEC Documents shall be deemed to be a qualification or modification to the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.21 and 4.22 and (ii) in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for the purposes of, any representations and warranties of the Company contained in this Agreement:

Section 4.1                             Organization, Standing and Corporate Power.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Section 4.1(b) of the Company Disclosure Letter lists each Subsidiary of the Company as of the date hereof and its place of organization.  Each of the Company’s Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or limited liability company, as applicable, power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably have, or be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary of the Company are owned directly or indirectly by the Company (collectively, the “Company Subsidiary Securities”) free and clear of all Liens and transfer restrictions, other than transfer restrictions in their organizational documents and such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) and other applicable securities Laws.  There are (i) no outstanding shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, (ii) no outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, (iii) no outstanding options, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock, warrants, restricted stock units, rights or other rights, commitments or agreements to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iv) no obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in any Subsidiary of the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.  There are no outstanding bonds, debentures, notes or other Indebtedness of any of the Company’s Subsidiaries having the right to vote (whether on an as-converted basis or otherwise) (convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of any of the Company’s Subsidiaries may vote.  No Subsidiary of the Company owns or holds (of record or beneficially) any ownership interest in the Company.

(c)                                  The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company, in each case as amended to the date of this Agreement (the “Company Charter Documents”), and the organizational documents of each Subsidiary of the Company, in each case as amended to the date of this Agreement.

Section 4.2                             Capitalization.  The authorized capital stock of the Company consists of 17,000,000 shares, of which 16,000,000 shares are designated Company Common Stock and 1,000,000 shares are designated preferred stock, par value $0.01 per share (“Company Preferred Stock”).  Of the 1,000,000 shares of authorized Preferred Stock, 25,000 shares have been designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”). At the close of business on the date immediately prior to the date of this Agreement (the “Capitalization Date”), (a) 6,812,047 shares of Company Common Stock were issued and outstanding (119,218 shares of which were Company Restricted Stock Awards outstanding under the Company Stock Plans), (b) 1,622,616 shares of Company Common Stock were held by the Company in its treasury (based solely on a registrar’s certificate), (c) Options to purchase an aggregate of 978,572 shares of Company Common Stock were outstanding under the Company Stock Plans, and (d) no shares of Company Preferred Stock (including shares of Series A Preferred Stock) were issued or outstanding.  All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and no shares of Company Common Stock were issued in violation of the preemptive rights of any Person.  There are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock, warrants, restricted stock units, rights or other rights, commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities.  Since the Capitalization Date, the Company has not issued any Company Securities other than shares of Company Common Stock upon the exercise of Options or in settlement of other equity-based compensation awards.  There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.  Neither the

Company nor any of its Subsidiaries is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilution rights or rights of first refusal or similar rights with respect to any Company Securities.  Each Option was issued with an exercise price at least equal to the fair market value of a share of Company Common Stock on the grant date, as determined in accordance with Section 409A of the Code.  Section 4.2 of the Company Disclosure Letter sets forth a complete list as of the date hereof of (i) each outstanding Option and Company Restricted Stock Award (ii) the number of shares of Company Common Stock underlying such Options and Company Restricted Stock Awards, (iii) the holder of each outstanding Option and Company Restricted Stock Award, (iv) the Company Stock Plan under which such outstanding Option and Company Restricted Stock Award was granted, (v) the date on which such outstanding Option and Company Restricted Stock Award was granted, (vi) the exercise price of each such Option, (vii) the number of shares of Company Common Stock with respect to which each such outstanding Option and Company Restricted Stock Award has vested as of the date hereof.

Section 4.3                             Authority; Noncontravention.

(a)                                 The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  No vote of the holders of outstanding shares of Company Common Stock is required to approve and adopt this Agreement or the Merger.  The execution and delivery of and performance by the Company under this Agreement, and the consummation of the Transactions, have been duly authorized and unanimously approved by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)                                 Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents, (ii) assuming that each of the consents, authorizations, waiting periods or terminations, and approvals referred to in Section 4.4 are obtained if required by applicable Laws (and any condition precedent to any such consent, authorization, waiting period or termination, or approval has been satisfied) and each of the filings referred to in Section 4.4 are made and any applicable waiting periods referred to therein have expired, violate any Law or Order applicable to the Company or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which the Company or any Subsidiary is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(c)                                  The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions in accordance with the DGCL, (iii) resolved to recommend that Company stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (collectively, the “Company Board Recommendation”), (iv) assuming the accuracy of the representations and warranties set forth in Sections 5.10 and 5.11, taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Offer, the Merger, this Agreement, the Support Agreements and the transactions contemplated hereby and thereby and (v) properly elected that this Agreement and the Transactions be expressly governed by Section 251(h) of the DGCL.  No provision of the Company’s certificate of incorporation or bylaws (A) requires a vote of the stockholders of the Company to approve the Offer, this Agreement or the consummation of the Merger pursuant to Section 251(h) of the DGCL and the other transactions contemplated by this Agreement or (B) prohibits the Company and Parent from completing the Merger pursuant to Section 251(h) of the DGCL. Absent Section 251(h) of the DGCL, the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding would be the only vote of the holders of Company Common Stock necessary to adopt this Agreement and approve the other Transactions under the DGCL, the Company’s certificate of incorporation and bylaws, and the affirmative vote of the holders of a number of shares of Company Common Stock equal to the number of shares required to be tendered in the aggregate to satisfy the Minimum Condition would satisfy such requirement. Immediately prior to the Company’s execution of this Agreement, the shares of Company Common Stock are listed on a national securities exchange or are held of record by more than 2,000 holders.

Section 4.4                             Governmental Approvals.  No consents or approvals of, notices to, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, except for (a) the filing with the SEC in accordance with the Exchange Act of (i) the Schedule 14D-9 and (ii) such other filings as may be required in connection with this Agreement and the Transactions under the applicable requirements of the Exchange Act and the rules of NASDAQ, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (c) such other consents, approvals, filings, declarations or registrations the failure of which to obtain or make would not be, or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

Section 4.5                             Company SEC Documents; Undisclosed Liabilities.

(a)                                 The Company has filed with or furnished to the SEC, on a timely basis, all periodic reports and proxy statements required to be filed or furnished since January 1, 2014 (collectively, and in each case including all notes, exhibits and schedules thereto and documents incorporated by reference therein, as such reports and proxy statements may have been amended since the date of their filing, the “Company SEC Documents”).  As of their respective filing dates, or in the case of amendments, as of the most recent such amendment, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Neither the Company nor any of its Subsidiaries has received from the SEC any written comments or questions with respect to any of the Company SEC Documents or any written notice from the SEC that such Company SEC Documents are being reviewed or investigated.

(b)                                 Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document, as of their respective dates of filing with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents (i) complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as (A) as may be indicated in the notes thereto or (B) permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries, and the results of their operations and cash flows, for each of the dates and for the periods shown, in conformity with GAAP, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.  Since January 1, 2014, subject to any applicable grace periods, the Company has been and is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of NASDAQ, except for any such noncompliance that would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2016, and such assessment concluded that such controls were effective.  The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since January 1, 2014.  For purposes of this Section 4.5(c), the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(d)                                 Neither the Company nor any of its Subsidiaries has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of December 31, 2016 (such balance sheet, the “Company Balance Sheet” and such date, the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business which are normal and usual in amount and do not result from any breach of Contract, violation of Law or tort, or (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions.

(e)                                  Section 4.5(e) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the date hereof, other than Indebtedness reflected on the Company Balance Sheet and other than Indebtedness of the types described in clauses (vi), (vii) and (viii) of the definition thereof.

(f)                                   As of June 28, 2017, the Company had (i) no Indebtedness for borrowed money and (ii) at least $22,500,000 in Cash, none of which is restricted or otherwise committed as of the date hereof.

(g)                                  Except for any reserves set forth in the Company Balance Sheet, the inventory of the Company and its Subsidiaries, wherever located, is in good condition, is not obsolete, and is usable or saleable in the ordinary course of business, except as would not reasonably be expected to be, individually or in the aggregate, a material to the Company and its Subsidiaries.  The value of all items that are obsolete or of below standard quality has been written down to the net realizable value or adequate reserves have been provided therefor, except as would not reasonably be expected to be material to the Company and its Subsidiaries.

Section 4.6                             Absence of Certain Changes.  Between December 31, 2016 through the date of this Agreement, (a) except in connection with the Transactions and the strategic review and sale process leading up to the negotiation and execution of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and (b) there has not been any (i) change, event, occurrence, fact, circumstance, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect or (ii) action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of clauses (i), (ii), (iii), (iv), (v), (vii), (ix), (x), (xi), (xiv) or (xv) of Section 6.1(a).

Section 4.7                             Legal Proceedings.  There is no pending or, to the Knowledge of the Company, threatened, Legal Proceeding against the Company or any of its Subsidiaries (or any of their assets) that (i) is, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or (ii) challenges the validity or propriety, or seeks to prevent, materially impair or materially delay the Offer or the consummation of the Merger or any other Transaction, nor is there any Order imposed upon or applicable to the Company or any of its Subsidiaries (or any of their assets).  Except as set forth on Section 4.7 of the Company Disclosure Letter, there is no material settlement imposing any material obligation on the Company or any of its Subsidiaries to which they are a party or by which any of their respective properties are bound.

Section 4.8                             Compliance With Laws; Permits.  Except with respect to the matters described in Section 4.5, Section 4.9, Section 4.10, Section 4.11 and Section 4.16, which are excluded from the provisions of this Section 4.8:

(a)                                 The Company and its Subsidiaries are in compliance in all material respects with all laws (including common laws), statutes, ordinances, codes, rules, regulations and other legal requirements enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries.  Since January 1, 2014, neither the Company nor any Subsidiary has received written notice from any Governmental Authority stating that the Company or any of its Subsidiaries is not in compliance in any material respect with any applicable Law, nor has the Company or any of its Subsidiaries been charged by any Governmental Authority with, or to the Knowledge of the Company, are not under investigation by any Governmental Authority with respect to any violation of any applicable Law or Order, or commenced any internal investigation with respect to any of the foregoing matters in this Section 4.8,  The Company and each of its Subsidiaries hold, and are in compliance with (including in respect of the Leased Real Property), all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, “Company Permits”), except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since January 1, 2014, neither the Company nor any of its Subsidiaries has received written notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, except for any terminations, modifications or nonrenewals that would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Neither the Company, nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors or officers, nor any of their respective employees or agents or any other Person authorized to act, and acting, on behalf of the Company or its Subsidiaries has: (a) directly or indirectly, in connection with the business activities of the Company or its Subsidiaries used any corporate funds for unlawful gifts, contributions, entertainment or other unlawful expenses relating to political activity to or for the benefit of any government official, candidate for public office, political party or political campaign, (b) made any direct or indirect unlawful payments to any foreign governmental officials or employees or to any foreign political parties or campaigns from corporate funds, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery law of any jurisdiction in which the Company or its Subsidiaries operate (collectively, “Anti-Corruption Laws”), or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign government official. To the Company’s Knowledge, no Governmental Authority is investigating or has in the past five years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries or any of their respective officers, directors or employees in connection with an alleged or possible violation of any Anti-Corruption Law.

(c)                                  The Company and its Subsidiaries are, and at all times since January 1, 2012 have been, in all material respects, in compliance with all applicable customs, import and export control and economic sanctions Laws, regulations, and executive orders of the United States, the United Nations Security Council, the European Union, the United Kingdom, Israel and of each other country in which the Company conducts business (each, a “Sanctions Authority”).

(d)                                 None of the Company, any Subsidiary, nor to the Company’s knowledge, any of their respective officers, directors, employees, agents or representatives (i) has been or is designated on any economic or financial sanctions list maintained by any Sanctions Authority, including the U.S. Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identification List, or Foreign Sanctions Evader List, or any other similar list maintained by any other applicable Sanctions Authority, (ii) has participated in the past five (5) years in any transaction involving, directly or indirectly, such a designated person or entity, or involving any country or territory that is subject to comprehensive territorial sanctions administered by any applicable Sanctions Authority, or (iii) has maintained at any time in the past five years or maintains any offices, branches, operations, assets, investments, employees, or agents in any country or territory that is subject to comprehensive territorial sanctions administered by any applicable Sanctions Authority.

(e)                                  The Company and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Money Laundering Laws, and all applicable customs, trade, import and export control and economic sanctions laws, regulations, and executive orders of all applicable Governmental Authorities, including applicable Sanctions Authorities, and the Company and its Subsidiaries are in compliance in all material respects with all such Laws and requirements.

(f)                                   The operation of the Company and its Subsidiaries is and has been conducted at all times in compliance in all material respects with all anti-money laundering Laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines applicable to the Company (collectively, “Money Laundering Laws”) and no proceeding by or before any Governmental Authority involving the Company or its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(g)                                  The Company has undertaken commercially reasonable efforts to eliminate Conflict Minerals from each Company Product and any products currently proposed to be manufactured by the Company or on its behalf in the future.  “Conflict Minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of Congo or other country the exploitation and trade of which is determined by the United States to be financing conflict in the Democratic Republic of Congo or other country.

Section 4.9                             Tax Matters.

(a)                                 Each of the Company and its Subsidiaries has timely filed, taking into account any extension of time within which to file, all income Tax Returns and all other material Tax Returns required to be filed, and all such filed Tax Returns are correct and complete in all material respects.  The Company and its Subsidiaries have timely paid or caused to be paid all material amounts of Taxes in respect of the periods covered by such Tax Returns, whether or not shown due thereon, except for Taxes being contested in good faith by the Company or any of its Subsidiaries and with respect to which adequate accruals or reserves have been taken in accordance with GAAP.  The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material amounts of Taxes payable by the Company and its Subsidiaries through the date of such financial statements.  Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b)                                 Neither the Company nor any of its Subsidiaries (i) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), (ii) is a party to, bound by or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial Contracts entered into in the ordinary course of business and the primary purpose of which agreements does not relate to Taxes) or (iii) is or has been a member of any affiliated, consolidated, combined or unitary group (that includes any Person other than the Company and its Subsidiaries) for purposes of filing Tax Returns on net income, other than any such group of which the Company was the common parent.

(c)                                  No audits, examinations, investigations or other administrative proceedings or Legal Proceedings in respect of material Taxes or Tax Returns relating to the Company or any of its Subsidiaries are in progress, pending or, to the Knowledge of the Company, threatened in writing.  No Governmental Authority has asserted in writing any deficiency with respect to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction where the Company or a Subsidiary does not file Tax Returns that the jurisdiction believes that the Company or the Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(d)                                 The Company and each of its Subsidiaries have duly and timely withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

(e)                                  There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for Permitted Liens.

(f)                                   Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(g)                                  During the two year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h)                                 Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law) occurring prior to the Closing, (ii) installment sale or open transaction entered into on or prior to the Closing Date, (iii) material prepaid amount received on or prior to the Closing Date, (iv) change in method of accounting for a taxable period ending on or prior to the Closing Date including any adjustment under Section 481 of the Code (or any analogous provision of state, local or foreign Law), (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) or (vi) agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code or any predecessor provision or any analogous provision of state, local or foreign Law) on or prior to the Closing Date.

(i)                                     The Company and each of its Subsidiaries has made available to Parent complete and accurate copies of all U.S. federal and applicable state and local income Tax Returns filed for taxable years ending on or after January 1, 2014.

(j)                                    Neither the Company nor any of its Subsidiaries that is required to file a U.S. federal income Tax Return has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) within the last five years.

Section 4.10                      Employee Benefits Matters.

(a)                                 Section 4.10(a) of the Company Disclosure Letter lists each Company Plan.  With respect to each Company Plan, the Company has made available to Parent correct and complete copies of the current plan document and, as applicable, (i) the most recent annual report on Form 5500, (ii) the most recent summary plan description and any summary of material modifications thereof, (iii) the governing document for each trust or other funding vehicle, (iv) the most recent IRS determination or opinion letter issued with respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code, and (v) all material correspondence with a Governmental Authority in the last four years.

(b)                                 Each Company Plan has been maintained, funded and administered in compliance in all material respects with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws.  With respect to each Company Plan, there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), audits or regulatory investigations that would reasonably be expected to result in a material liability to the Company and its Subsidiaries (taken as a whole).  Each Company Plan that is intended to be tax qualified under Section 401(a) of the Code is covered by a current favorable determination or opinion letter from the IRS and, to the Company’s Knowledge, no circumstance exists that would be reasonably expected to result in the revocation of any such determination or opinion letter.  All contributions, premium deposits or other payments required to be made to any Company Employee Plan have been timely made, and all such contributions, premium deposits or other payments that have accrued, but have not been paid because they are not yet due, are included as a current liability on the Company’s financial statements.

(c)                                  No Company Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.  Neither the Company nor any of its Subsidiaries has in the past six (6) years sponsored or maintained any plan subject to, nor have they incurred or reasonably expect to incur any direct or indirect obligation or liability under, Title IV or Section 302 of ERISA or Section 412 of the Code with respect to any “employee pension plan” (within the meaning of Section 3(2) of ERISA) or “multiemployer plan” (within the meaning of Section 3(37) of ERISA).  No Company Plan provides post-employment health care coverage to any current or former employee or service provider or any dependents thereof except as specifically required by applicable Laws.

(d)                                 Each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) complies in all material respects with the requirements of Section 409A of the Code and applicable IRS guidance promulgated thereunder.  Neither the Company nor any of its Subsidiaries has any obligation to provide any indemnity or gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.

(e)                                  Except as otherwise contemplated by this Agreement or as set forth in Section 4.10(e) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former employee or other service provider of the Company or any of its Subsidiaries to severance pay or any other additional compensation or benefits (including change in control, golden parachute, retention bonus or other similar payment under any Company Plan), (ii) accelerate the time of payment, funding or vesting of any payment, distribution, benefits or equity award to or under any Company Plan, (iii) increase the amount of any compensation or benefit payable by the Company or any of its Subsidiaries under any Company Plan, (iv) result in any forgiveness of Indebtedness with respect to any employee or other service provider of the Company or any of its Subsidiaries, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s rights (or any successor of the Company’s rights) to administer, amend or terminate any Company Plan, or (v) entitle any employee, director or other service provider to any payment from the Company or a Subsidiary that would be nondeductible by reason of Section 280G of the Code.

Notwithstanding any other provisions of this Agreement, this Section 4.10, together with Section 4.16, constitutes the sole and exclusive representation and warranty of the Company relating to any Company Plans and any other employee fringe or employee benefit liabilities or obligations, including compliance with Laws relating thereto.

Section 4.11                      Environmental Matters.  Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is in compliance, and since January 1, 2012, has complied, with all applicable Environmental Laws, which compliance includes timely applying for, obtaining, maintaining and complying with all Company Permits required under Environmental Laws for the operation of their respective businesses, (b) there is no investigation, suit, Claim or action relating to or arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently operated or leased by the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, is there any valid basis for the foregoing, (c) neither the Company nor any of its Subsidiaries has received any written notice of, or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material), (d) there has been no Release or, to the Company’s Knowledge, threatened Release or arranging, by contract, agreement or otherwise, for the transportation, disposal or treatment of Hazardous Materials at, on, under or from any real property that has or reasonably would be expected to result in a Company Material Adverse Effect, and (e) the Company and its Subsidiaries have made available to Parent copies of all material environmental assessments, reports, audits and other material documents in their possession or under its control that relate to Company’s or any Subsidiaries’ compliance with or liability under Environmental Laws or the environmental condition of any real property that Company or the Subsidiaries currently or formerly have owned, operated or leased.  Notwithstanding any other provisions of this Agreement, except for Sections 4.4 (Governmental Approvals), 4.5 (Company SEC Documents; Undisclosed Liabilities), 4.6 (Absence of Certain Changes), 4.14 (Real and Personal Property), 4.15 (Contracts) and 4.18 (Insurance), this Section 4.11 constitutes the sole and exclusive representation and warranty of the Company relating to environmental matters, including compliance with Laws relating thereto.

Section 4.12                      Intellectual Property.

(a)                                 The Company and its Subsidiaries own or otherwise have the right to use all Intellectual Property used in or necessary for the conduct of the business (“Company IP”) free and clear of all Liens other than Permitted Liens. Section 4.12 of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all registered Company IP (other than trade secrets and proprietary know-how).  The Company’s and its Subsidiaries’ rights in the Company IP are valid, subsisting and enforceable and free and clear of all Liens and Encumbrances other than Permitted Liens and Permitted Encumbrances.  The consummation of the Transactions shall not alter, impair or extinguish any rights of the Company or any of its Subsidiaries in or to any Company IP.

(b)                                 The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of trade secrets and other confidential information of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries has granted to any Person any exclusive rights to any Company IP. To the Knowledge of the Company, no Person has breached any such confidentiality agreement or otherwise disclosed any trade secrets or other confidential information of the Company or its Subsidiaries in an unauthorized manner.

(c)                                  Section 4.12(c) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts relating to Company IP (other than licenses for shrinkwrap, clickwrap or other commercially available off-the-shelf software with an aggregate cost of less than $250,000 per vendor that has not been modified or customized by a third party for the Company or any of its Subsidiaries) (“Company IP Agreements”).  All Company IP Agreements are valid and binding against the Company or the applicable Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or committed or failed to perform any act which, with notice or lapse of time or both, would become a material default by the Company or any of its Subsidiaries or such third party under, any Company IP Agreement.

(d)                                 Each current and former officer, employee, and consultant of the Company and its Subsidiaries has executed and provided to the Company or one of its Subsidiaries an agreement that assigns to the Company or any of its Subsidiaries any Intellectual Property such current or former officer, employee, or consultant of the Company conceives, reduces to practice, authors or otherwise creates within the scope of his or her employment, or, in the case of a non-employee, from the services such Person performed or performs for the Company or any of its Subsidiaries.

(e)                                  Neither the Company IP nor the conduct of the Company’s business infringes, misappropriates, or otherwise violates in any material respect any Person’s Intellectual Property, and there is no pending or, to the Knowledge of the Company, threatened Legal Proceeding regarding any such infringement, misappropriation, or violation of any Intellectual Property against the Company or any of its Subsidiaries.  To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by the Company.  Neither the Company nor any of its Subsidiaries have provided or received any written notice regarding any actual, alleged or suspected infringement, misappropriation, or other violation of any Intellectual Property.

(f)                                   Except as set forth on Section 4.12(f) of the Company Disclosure Schedule, none of the Company IP was developed by or on behalf of, or using grants or any other subsidies of, any governmental body or any university, or any government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties and, to the extent it has been, such schedule sets forth the amount of funding and any royalty, consent or other material obligations in respect thereof.

(g)                                  The Company and its Subsidiaries have not used any Open Source Software in such a way that requires, purports to require, or has as a condition of its use or distribution (i) the disclosure, delivery, licensing or distribution of any source code that is Company IP, or (ii) otherwise imposes an obligation on the Company or any of its Subsidiaries to distribute any software that is Company IP on a royalty-free basis.

Section 4.13                      Rights Agreement; Anti-Takeover Provisions.

(a)                                 Other than the Rights Agreement, the Company is not party to a rights agreement, “poison pill” or similar agreement or plan.

(b)                                 The Company and the Company Board have (a) taken all necessary actions so that the Offer, the execution and delivery of the Support Agreements and this Agreement and the consummation of the Transactions will not result in a “Distribution Date” (as defined in the Rights Agreement) or in Parent or Merger Sub being an “Acquiring Person” (as defined in the Rights Agreement) and (b) amended the Rights Agreement to (i) render it inapplicable to the Offer, this Agreement, the Support Agreements and the Transactions and (ii) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.  No person is an “Acquiring Person” and no “Distribution Date” (each as defined in the Rights Agreement) has occurred.

(c)                                  Assuming the accuracy of the representations and warranties set forth in Sections 5.10 and 5.11, (i) the Company and the Company Board have taken all necessary actions necessary to exempt the Offer, this Agreement, the Support Agreements and the Transactions from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL and (ii) no “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation is applicable to the Agreement or the Transactions.

Section 4.14                      Real and Personal Property.

(a)                                 The Company does not own any real property.  Section 4.14 of the Company Disclosure Letter sets forth the address (and the premises located thereon) of all real property in which the Company or any Subsidiary holds a leasehold or subleasehold estate (the “Leased Real Property”, and the leases or subleases for such Leased Real Property, together with all amendments thereto, being referred to as the “Leases”).  Section 4.14 of the Company Disclosure Letter also lists the Leases, including all documents that constitute the Lease, what entity is the tenant thereunder, the landlord, and the premises thereunder.  The Company has made available to Parent a true and complete copy of each of the Leases.  Except as may be limited by the Bankruptcy and Equity Exception, all Leases are valid and binding against the Company or applicable Subsidiary party thereto and are in full force and effect.  The Company or the applicable Subsidiary has valid leasehold title to the Leased Real Property, free and clear of all Liens and Encumbrances (except in all cases for Permitted Liens and Permitted Encumbrances).  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or committed or failed to perform any act which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or such third party under, such Lease, except for any violation or default that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens and Permitted Encumbrances.

(c)                                  The Leased Real Property is the only real property that is leased, occupied or used by the Company and the Subsidiaries and the Company and the Subsidiaries do not own, lease, use or occupy any other real property.

(d)                                 All Leased Real Property and the improvements located thereon, are in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable in all material respects for the purposes for which they are presently being used or held for use and are sufficient in all material respects for the operation of the business as currently being conducted by the Company and its Subsidiaries, and (i) none of the Leased Real Property is subject to any options, rights of first offer, rights of first refusal or other rights of any Person to purchase, acquire, sell, assign, lease, use, occupy or dispose of or otherwise obtain title to any Leased Real Property or any portion thereof or interest therein, and (ii) no Person other than the Company or its Subsidiaries has any right to use, occupy or lease all or any portion of the Leased Real Property.

(e)                                  There is no material violation of a condition or agreement contained in or comprising any Permitted Liens and Permitted Encumbrances with respect to any Leased Real Property, and (b) the Permitted Liens and Permitted Encumbrances encumbering any Leased Real Property do not impair the ability to use any such the Leased Real Property for its intended purposes in the ordinary course of business and other uses as currently conducted or as contemplated to be conducted at such location.

Section 4.15                      Contracts.

(a)                                 Section 4.15 of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following contracts (together with any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) and any Contract required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act, the “Company Material Contracts”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i)                               any Contract that materially limits the ability of the Company or any of its Subsidiaries, to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements);

(ii)                            any Contract or series of related Contracts (A) relating to Indebtedness (x) in excess of $100,000 or (y) that become due and payable as a result of the Transactions, or (B) evidencing any guarantee of obligations of any Person, other than a wholly-owned Subsidiary of the Company, in excess of $100,000;

(iii)                         any Contract that provides for any payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries;

(iv)                        any Contract that provides for any standstill, “most favored nation” provision or equivalent preferential pricing terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject;

(v)                           any purchase, sale or supply contract that contains volume requirements or commitments, “take-or-pay” provisions, exclusive or preferred purchasing arrangements or promotional requirements;

(vi)                        any Contract relating to Intellectual Property, except for (A) licenses to commercially available software that involved aggregate payments by the Company or any of its Subsidiaries thereof during the twelve-month period ended December 31, 2016 of $150,000 or less and (B) non-exclusive licenses to the Company entered into in the ordinary course of business that involved aggregate payments by the Company or any of its Subsidiaries thereof during the twelve-month period ended December 31, 2016 of $150,000 or less;

(vii)                     any Contract with any labor union, employee organization, works council or other association representing any Company Employee (“Collective Bargaining Agreements”);

(viii)                  any Contract that involves or would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries in excess of $1.0 million annually or $2.5 million in the aggregate over the term of the Contract, except for any such Contract that may be cancelled without penalty by the Company or any Subsidiary thereof upon notice of 90 days or less;

(ix)                        each Contract, or series of related Contracts, that involved (A) aggregate payments to the Company or any Subsidiary thereof during the twelve-month period ended December 31, 2016 of $1.0 million or more or (B) aggregate payments from the Company or any Subsidiary thereof during the twelve-month period ended December 31, 2016 of $2.5 million or more, in each case, except for any such Contract that may be cancelled without material penalty by the Company or any Subsidiary thereof upon notice of 90 days or less;

(x)                           any Contract with any Company Employee in which the employment of the Company Employee subject to such Contract is not terminable “at will” by the Company with no cost or expense to the Company or its Subsidiaries in connection with any such termination;

(xi)                        any Contract with a Top Customer or Top Supplier; and

(xii)                     any Contract for any joint venture, partnership or similar arrangement, or any contract involving a sharing of revenues, profits, losses, costs, or liabilities by the Company or any of its Subsidiaries with any other Person.

(b)                                 A true, correct and complete copy of each Company Material Contract has been made available to Purchaser.  Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto is in material breach or violation of or in material default under (and to the Knowledge of the Company no event has occurred which, with the passage of time or the giving of notice or both would constitute a material breach or violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or other assets is bound.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received written notice from any other party to a Company Material Contract that such other party intends to terminate or not renew, any such Company Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16                      Employee and Labor Matters.

(a)                                 Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct list of each person who is an employee of the Company or any of its Subsidiaries immediately prior to the date of this Agreement (each a “Company Employee”) and each such Company Employee’s job title, principal place of employment, current annualized salary or hourly wage rate, as applicable (as well as, where applicable, bonus and other incentive compensation opportunity), designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, date of hire, and value of accrued vacation time.  As of the date hereof, no Company Employee has provided any notice to the Company or any of its Subsidiaries that he or she intends to leave the employment of or terminate his or her relationship with the Company.

(b)                                 Neither the Company nor any of its Subsidiaries is and has not been in the prior three (3) years a party to, or bound by, any Collective Bargaining Agreement, neutrality agreement or other Contract or understanding with a labor union or labor organization and there are no collective bargaining, neutrality or other Contracts with a labor union relating to any individuals employed by the Company or any of its Subsidiaries.  Since January 1, 2014, no labor union, labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is experiencing, or has experienced in the prior three (3) years, (i) a strike, lock out, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity, or

(ii) a union organizing campaign or other organizing activity involving any employee of the Company or any of its Subsidiaries.

(c)                                  There are no, and have not been any in the prior three (3) years, disputes, unfair labor practice charges, complaints, grievances, arbitrations or other administrative or judicial complaints, actions or investigations or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by any employee, labor union, labor organization or other employee group.

(d)                                 The Company and each of its Subsidiaries is, and has been in the prior three (3) years, in compliance in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those related to equal employment opportunity, discrimination, retaliation, civil rights, fair labor standards, family and medical leave, employment practices, terms and conditions of employment, harassment, affirmative action, employee occupational safety and health, workers’ compensation, unemployment insurance, employee leaves of absence, plant closings and layoffs, wages, hours, overtime, disability, workers’ compensation, wrongful discharge, terminations, classification of employees and independent contractors, classification of employees as exempt or non-exempt, immigration, the collection and payment of withholding and/or social security Taxes, and collective bargaining.

(e)                                  There is no, and there has not been in the prior three (3) years, material claim with respect to payment of wages, salary or overtime pay or any other labor, employment or workplace practice that is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or its Subsidiaries within the twelve (12) months prior to Closing.  Neither Company nor any of its Subsidiaries are a party to or otherwise bound by, any consent decree with, or citation or other order by, any Governmental Authority relating to employment practices with respect to the Company.

(f)                                   Section 4.16(f) of the Company Disclosure Letter contains an accurate and complete list of (i) all current independent contractors, and individuals who have a consulting or advisory relationship with the Company; (ii) the location at which such independent contractors, or consultants are providing services, (iii) the rate of all regular, bonus or any other compensation payable to the current independent contractors, and consultants, and (iv) the start and termination date of any Contract binding any individual that has a current consulting or independent contractor relationship with the Company.

Section 4.17                      Privacy and Data Security.

(a)                                 Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company’s or any of its Subsidiaries’ collection, maintenance, transmission, transfer, storage, disposal, security, use and disclosure of Personal Information complies with and for the past three years has complied with all (i) Information Privacy and Security Laws; (ii) Contracts to which the Company or any of its Subsidiaries is a party; (iii) the Company’s then-current written privacy policies; and (iv) any consents, approvals, registrations or authorizations relating to Personal Information that were received from any Governmental Authority or the subject of that Personal Information, or that are required under any Information Privacy and Security Law.

(b)                                 Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries have implemented and maintains a reasonable security plan in accordance with industry standards that (i) identifies internal and external risks to the security of Personal Information; (ii) implements and monitors adequate and effective administrative, electronic and physical safeguards to control those risks; (iii) maintains notification procedures in compliance with applicable Information Privacy and Security Laws in the case of any breach of security compromising data containing Personal Information; and (iv) includes commercially reasonable policies and procedures that apply to the Company and/or each Subsidiary with respect to privacy, data protection, processing, security and the collection and use of Personal Information gathered or accessed in the course of the operations of the Company and its Subsidiaries.

(c)                                  The Company’s and its Subsidiaries’ IT Systems are in sufficiently good repair and operating condition for the business as currently conducted. Since January 1, 2014, there has been no (A) failure, breakdown or continued substandard performance of any IT System that has caused a significant disruption or interruption in or to the operation of the business, (B) theft, breach, loss, unauthorized acquisition or access, or other misuse of any Personal Information; (C) unauthorized disclosure of electronic communications or Personal Information to any third party, including any Governmental Authority; or (D) breach of the security or other unauthorized access, control, modification or destruction of any IT System. The Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology, plans, procedures and facilities consistent with industry practice.

(d)                                 To the Knowledge of Company, the Company Products as delivered by the Company and its Subsidiaries do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Company Products by or for the Company or any of its Subsidiaries or its respective authorized users, or any other associated Software, firmware, hardware, computer system or network (including what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”).

Section 4.18                      Insurance.  Section 4.18 of the Company Disclosure Letter sets forth a correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all surety bonds, fidelity bonds and all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of the Company and its Subsidiaries and their assets, rights, properties and operations are in full force and effect and provide insurance in such amounts and against such risks as is commercially reasonable and were in full force and effect during the periods of time such insurance policies were purported to be in effect and all premiums due and payable thereon have been paid.  Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in material default under any provisions of any such policy of insurance nor has the Company or its Subsidiaries taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such material default nor has the Company or its Subsidiaries received notice of cancellation of or canceled any such insurance.

Section 4.19                      Interested Party Transactions.  No event, transaction, agreement, arrangement or understanding has occurred or been entered into since January 1, 2014 that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements.

Section 4.20                      Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Merger Sub expressly for inclusion therein.

Section 4.21                      Opinion of Financial Advisor.  The Company Board has received the opinion (the “Fairness Opinion”) of Cowen and Company, LLC (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Offer and the Merger by holders of the Company Common Stock is fair from a financial point of view to the holders of the Company Common Stock.  An executed copy of such opinion will be made available to Parent solely for informational purposes after receipt thereof by the Company Board and will be included in the Schedule 14D-9.  As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.22                      Brokers and Other Advisors.

(a)                                 Except for the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(b)                                 The fees and expenses (not paid prior to June 28, 2017) for services performed in connection with this Agreement or the Transactions payable by the Company or any of its Subsidiaries to each and every accountant, broker, investment banker, finder, financial advisor, consultant, legal counsel or other similar Person that is or has ever been retained by or authorized to act on behalf of, or is performing or has ever performed services for, the Company or its Subsidiaries (each, a “Company Advisor”) in connection with this Agreement or the Transactions will not exceed either (x) the aggregate fees and expenses for all such Company Advisors that are not legal counsel set forth in Section 4.22(b)(i) of the Company Disclosure Letter or (y) the aggregate fees and expenses for all Company Advisors that are legal counsel set forth in Section 4.22(b)(ii) of the Company Disclosure Letter, except, in each case, for reasonable fees and expenses of the Company Advisors (other than the Company Financial Advisor) in respect of services performed after June 28, 2017.  Except as expressly provided by the terms of the Company Financial Advisor Agreement, no Company Advisor will be entitled to any fee, expense or other amount from the Company or any Subsidiary of the Company in connection with this Agreement or the Transactions that includes any premium or that was previously discounted or waived by such Company Advisor. Except for the Company Financial Advisor, there is no fee, expense or other amount payable to a Company Advisor contractually due upon completion of the Offer, the Merger or any of the other Transactions or any other change in control of the Company or any of its Subsidiaries or the sale, transfer or disposition of any of the assets of the Company or any of its Subsidiaries.

Section 4.23                      Customers and Suppliers; Products.

(a)                                 Section 4.23 of the Company Disclosure Letter sets forth a list of (i) the ten (10) largest customers of the Company and its Subsidiaries, as measured by the aggregate dollar amount of revenue from each such customer (collectively, “Top Customers”), (ii) the ten (10) largest suppliers, as measured by the aggregate dollar amount of the Company’s expenditure with each such supplier (collectively, “Top Suppliers”), in each case, during the fiscal years ended December 31, 2015 and December 31, 2016 and (iii) the four (4) largest customers of the Company and its Subsidiaries, as measured by the aggregate dollar amount of revenue from each such customer during the fiscal year ended December 31, 2016 (collectively, “Key Customers”), which schedule shall show the approximate total sales or approximate total purchases, as the case may be, by the Company and its Subsidiaries during such period.

(b)                                 Since December 31, 2016 through the date of this Agreement, to the Knowledge of the Company, no Key Customer has decided to terminate its relationship with the Company or its Subsidiaries or has decided to reduce the volume of its purchases from the Company and its Subsidiaries during the twelve (12) month period following the date of this Agreement by more than 25% when compared to the volume of its purchases set forth on Section 4.23 of the Company Disclosure Letter during the fiscal year ended December 31, 2016.

(c)                                  Since December 31, 2016, no Top Customer or Top Supplier has terminated its relationship with the Company or its Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or its Subsidiaries and, to the Knowledge of the Company, no Top Customer or Top Supplier has notified the Company or its Subsidiaries that it has decided to terminate or materially reduce or materially change the pricing or other material terms of its business with the Company or its Subsidiaries.  Since December 31, 2016, no material Company Product has been the subject of any voluntary or involuntary recall, market withdrawal, safety alert or similar action and no event has occurred, and, to the Company’s Knowledge, no condition or circumstance exists, that might reasonably be expected to (with or without notice or lapse of time or both) directly or indirectly give rise to or serve as a basis for any such recall or similar action relation to any material Company Product.

Section 4.24                      No Other Representations or Warranties.  Except for the representations and warranties expressly made by the Company in this Article IV or in any certificates delivered under this Agreement, or the representations and warranties or statements made in the Company Disclosure Letter or in any Company SEC Documents that qualify the representations and warranties therein, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing and, whether delivered or disclosed orally, in writing, electronically or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 5.1                             Organization and Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concepts are recognized) under the Laws of Delaware.

Section 5.2                             Authority; Noncontravention.

(a)                                 Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions.  The execution and delivery of and performance by Parent and Merger Sub under this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and Merger Sub (including by the Parent Board and the Merger Sub Board) subject, in the case of the Merger, to (i) the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately after signing) and (ii) the filing of the Certificate of Merger, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery of and performance by Parent and Merger Sub under this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                                 Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Parent’s or Merger Sub’s organization documents or (ii) assuming that each of the consents, authorizations, waiting periods or terminations and approvals referred to in Section 5.4 (and any condition precedent to any such consent, authorization, waiting period or termination or approval has been satisfied) and each of the filings referred to in Section 5.4 are made and any applicable waiting periods referred to therein have expired, violate any Law or

Order applicable to Parent or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, with respect to clauses (ii) and (iii), for any such violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

(c)                                  No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement and approve the Transactions.

Section 5.3                             Information in the Offer Documents.  The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein supplied to Parent or Merger Sub by or on behalf of the Company or its Representatives expressly for inclusion or incorporation by reference in the Offer Documents. The Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 5.4                             Governmental Approvals.  No consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, except for (a) the filing by the Company with the SEC of the filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of NASDAQ, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (c) such other consents, approvals, filings, declarations or registrations the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.5                             Legal Proceedings.  As of the date of this Agreement, there is no material pending or, to the Knowledge of the Parent, threatened, legal or administrative proceeding, claim, suit or action against the Parent or any of its Subsidiaries (or their assets), including Merger Sub, nor is there any Order imposed upon the Parent or any of its Subsidiaries (or their assets), including Merger Sub, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to prevent or materially adversely affect the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.6                             Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.7                             Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed as a Delaware limited liability company on October 31, 2016 and was validly converted into a Delaware corporation on June 30, 2017. Merger Sub has no liabilities and has engaged in no other business activities except as contemplated by this Agreement.

Section 5.8                             Sufficient Funds.  As of the date of the Closing, Parent shall have sufficient cash, marketable securities and other sources of immediately available funds to consummate the Transactions in accordance with the terms and conditions of this Agreement and other amounts payable under this Agreement, and any other amounts incurred or otherwise payable by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions.  Parent has the financial resources and capabilities to fully perform its obligations under this Agreement.  Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 5.9                             Solvency.  Assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Offer and the Merger, and after giving effect to the Merger and the payment of the aggregate Offer Price and Merger Consideration, (b) any repayment or refinancing of Indebtedness contemplated in this Agreement, (c) the accuracy in all material respects of the representations and warranties of the Company set forth in Article IV, the Company Disclosure Letter and any certificate delivered hereunder and compliance in all material respects (for such purposes, without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications or exceptions) by the Company with the covenants and other agreements of the Company contained herein, (d) the performance in all material respects by the Company of its obligations hereunder, (e) payments of all amounts required to be paid in connection with the consummation of the Transactions, (f) payment of all related fees and expenses, and (g) that any estimates, projections, forecasts, forward-looking information or business plans of the Company and its Subsidiaries that have been provided by the Company to Parent prior to the date hereof were prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Offer Closing Date, reasonable, each of Parent, the Surviving Corporation and its Subsidiaries will be Solvent immediately following the Offer Closing Date.  For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (A) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and matured, (B) such Person will not have, as of such date, an “unreasonably small amount of capital” for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (C) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.10                      Share Ownership.  Neither Parent nor Merger Sub has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.  As of the date of this Agreement, neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and neither Parent nor Merger Sub hold any rights to acquire directly or indirectly any shares of capital stock of the Company, in each case, except pursuant to this Agreement.

Section 5.11                      Certain Arrangements.  Except for the Support Agreements, there are no agreements, arrangements or understandings (whether oral or written), or commitments to enter into agreements, arrangements or understandings (whether oral or written), (a) between Parent, Merger Sub, or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or any of its Subsidiaries or the Transactions (including as to continuing employment) or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 5.12                      Acknowledgement by Parent and Merger Sub.

(a)                                 Neither Parent nor Merger Sub is relying, and neither Parent nor Merger Sub has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV or in any certificates delivered under this Agreement. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b)                                 In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Merger Sub and their respective Representatives, Affiliates and stockholders, Parent and Merger Sub and their respective Representatives, Affiliates and stockholders have received and may continue to receive after the date hereof from the Company and its Representatives, Affiliates and stockholders certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their businesses and operations.  Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that except for the representations and warranties contained in Article IV or in any certificates delivered under this Agreement and except in the case of fraud, Parent and Merger Sub will have no claim against any of the Company and its Subsidiaries, or any of their respective Representatives, Affiliates or stockholders, or any other Person with respect thereto.  Accordingly, Parent and Merger Sub hereby acknowledge and agree that, except for the representations and warranties contained in Article IV, none of the Company and its Subsidiaries, nor any of their respective Representatives, Affiliates or stockholders, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

Section 5.13                      No Other Representations or Warranties.  Except for the representations and warranties expressly made by Parent in this Article V, none of Parent, Merger Sub or any other Person makes any representation or warranty with respect to Parent or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing and, whether delivered or disclosed orally, in writing, electronically or otherwise.

ARTICLE VI

COVENANTS

Section 6.1                             Conduct of Business.

(a)                                 Except as expressly contemplated by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and use commercially reasonable efforts to preserve intact in all material respects its assets, properties and present lines of business, maintain its rights and franchises and maintain existing relationships and goodwill with Governmental Authorities, employees, customers, suppliers and other Persons having material business relationships with the Company or any of its Subsidiaries.  Without limiting the foregoing, except as expressly contemplated by this Agreement, required by applicable Law or as contemplated by Section 6.1(a) of the Company Disclosure Letter, between the date of this Agreement and the earlier of the valid termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to:

(i)                               issue, sell, deliver, pledge or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, except for (A) the issuance of shares of Company Common Stock required to be issued upon exercise or settlement of Options granted pursuant to a Company Stock Plan prior to the date hereof, and (B) transactions solely among the Company and its wholly-owned Subsidiaries;

(ii)                            redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to commitments in effect as of the date hereof as set forth on Section 6.1(a)(ii) of the Company Disclosure Letter or (B) in connection with withholding to satisfy Tax obligations with respect to Options and Company Restricted Stock Awards, acquisitions in connection with the forfeiture of equity awards and acquisitions in connection with the net exercise of Options;

(iii)                         (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company or (B) adjust, split, combine, subdivide, recapitalize or reclassify any shares of its capital stock;

(iv)                        incur any Indebtedness in an outstanding principal amount in excess of $1.0 million in the aggregate, except for (A) borrowings in the ordinary course of business consistent with past practice and not to exceed $500,000 in the aggregate or (B) intercompany Indebtedness solely among the Company and any of its wholly-owned Subsidiaries;

(v)                           sell, assign, license, mortgage, pledge, dispose of, allow to lapse or expire, encumber or otherwise transfer, any of the Company or its Subsidiaries’ properties or assets, or lease, sublease, or otherwise grant rights of occupancy to any Leased Real Property, except (A) sales of inventory in the ordinary course of business,  or (B) dispositions in the ordinary course of business of inventory, equipment or other assets that are not material that are no longer used or useful in the conduct of business of the Company or any of its Subsidiaries or (C) transfers solely among the Company and its Subsidiaries;

(vi)                        make capital expenditures in excess of $1.0 million in the aggregate for the Company and its Subsidiaries taken as a whole, except as budgeted in the Company’s fiscal 2017 budget that was made available to Parent prior to the date hereof;

(vii)                     make any acquisition (including by merger, consolidation or acquisition of stock or assets) of the capital stock or a material portion of the assets of any other Person;

(viii)                  (A) establish adopt, enter into or amend any Company Plan (other than amendments made in order to comply with applicable Law), increase in any material respect the compensation of or benefits available to any of the Company Employees; enter into any employment, retention, change in control, deferred compensation, severance, termination, special pay, consulting, non-competition or similar agreement or arrangement with any Company Employee (or amend or modify any such agreement or arrangement); or terminate (other than for cause) any Company Employee, except as required pursuant to applicable Law or the terms of any Company Plans or other employee benefit or incentive plans or arrangements in effect on the date of this Agreement; (B) hire, engage or promote any employees, consultants or contractors, other than to replace (on an at-will basis, without any obligation for severance, and at an annualized rate of base compensation not in excess of $100,000), an employee whose employment terminates after the date hereof; (C) transfer any employees, or change the employment status or titles or terms of employment of any employees; (D) increase the salary or other compensation (of any type or form) payable or to become payable by the Company or any of its Subsidiaries to any of their current or former employees, consultants, contractors, or advisers, (E) modify any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan) or modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof; (F) reprice any right to acquire Company Securities or Company Subsidiary Securities or amend or accelerate or waive any vesting terms related to any award of, or award with respect to, any Company Securities or Company Subsidiary Securities held by any such Person, or (G) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company or any of its Subsidiaries of a bonus, commission or other additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan);

(ix)                        negotiate, enter into, modify or terminate any Collective Bargaining Agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the business;

(x)                           make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof) or Regulation S-X under the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xi)                        (A) settle or compromise any material Tax claim, audit or assessment (other than a Tax liability with respect to which the Company and/or its Subsidiaries is fully indemnified, or regarding Tax liabilities of less than $100,000 in the aggregate), (B) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (C) amend any material Tax Returns or file claims for material Tax refunds, (D) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries, or (E) seek any Tax ruling from any Governmental Authority (except regarding Tax liabilities of less than $100,000 in the aggregate);

(xii)                     waive, settle, satisfy or compromise (or propose to do any of the foregoing) any Legal Proceeding or other proceeding or dispute other than such settlement, offer, waiver, compromise or proposal that (A) does not involve the payment by or on behalf of the Company or any of its Subsidiaries in excess of (x) $500,000 in any individual instance or (y) $1.0 million in the aggregate, and (B) does not, or would not reasonably be expected to, involve any injunctive or other non-monetary relief or impose any material restrictions on the business or operations of the Company or any of its Subsidiaries;

(xiii)                  enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease or any other Contract or lease that, if in effect as of the date hereof would constitute a Company Material Contract or lease with respect to real estate hereunder;

(xiv)                 amend the Company Charter Documents or organizational documents of any Subsidiary of the Company;

(xv)                    adopt a plan or agreement of complete or partial liquidation or dissolution;

(xvi)                 sell, transfer, license (except non-exclusive licenses to customer granted in the ordinary course of business, consistent with past practice), assign or otherwise dispose of or permit the expiration or lapse of any Company IP;

(xvii)              (i) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each a “Commitment”) for the acquisition of any real property, including the acquisition of equity securities in an entity that holds any such real property, or other transaction, or amend or modify any Commitment in any material respect; (ii) commence construction of, or enter into any Commitment to develop or construct any real estate projects, including with respect to the real property or (iii) modify, amend, terminate, prepay or repurchase or enter into any Commitment to modify, amend, terminate, repurchase or prepay any Indebtedness of the Company secured by Liens on any real property;

(xviii)           enter into any agreement granting any Person any rights of first refusal, any options or any similar rights for the purchase, leasing or occupancy of any real property or any portion thereof or interest therein;

(xix)                 materially modify its written privacy policies or the operations or security of its material IT Systems except as required by Law or in a manner that enhances protection or security;

(xx)                    take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions; or

(xxi)                 agree in writing to take any of the foregoing actions.

(b)                                 From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, and subject, in the case of the Company, in all respects to the provisions of Section 6.3, the Company and Parent shall use their reasonable best efforts not to, and shall use their reasonable best efforts not to permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other Transactions contemplated by this Agreement.

Section 6.2                             Merger. Following the Offer Closing, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Offer Closing without a stockholder vote in accordance with Section 251(h) of the DGCL.

Section 6.3                             Solicitation; Change in Recommendation.

(a)                                 The Company shall, and shall cause its Subsidiaries to, and shall instruct and cause its and its Subsidiaries’ Representatives to, immediately cease all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal.  From the date hereof until the earlier of the Offer Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall cause its Subsidiaries, directors, officers and employees not to, and shall not authorize or permit any of its or its Subsidiaries other Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposal or the making or consummation thereof or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Takeover Proposal, (ii) enter into, engage in or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 6.3) or negotiations regarding, or furnish to any Person any non-public information in connection with, any Takeover Proposal, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (iii) approve or recommend, or make any public statement approving or recommending, a Takeover Proposal, (iv) enter into any letter of intent, merger agreement or other agreement providing for a Takeover Proposal, (v) submit any Takeover Proposal to a vote of the stockholders of the Company, (vi) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (vii) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL or (viii) resolve or agree to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries to, and shall cause its and their Representatives to, immediately cease and cause to be terminated any data room access (or other diligence access) of, any Person and its Representatives with respect to a Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of nonpublic information previously provided to such parties by the Company, its Subsidiaries or its or their Representatives. Without limiting the foregoing, it is understood that any action taken by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries that, if taken by the Company, would be a violation of this Section 6.3, shall be deemed to be a breach of this Section 6.3 by the Company.

(b)                                 Notwithstanding the limitations set forth in Section 6.3(a), if at any time on or after the date hereof and prior to the Offer Closing, the Company or any of its Subsidiaries, or any of its or their respective Representatives, receives an unsolicited, bona-fide written Takeover Proposal from any Person or group of Persons, which Takeover Proposal did not result from a breach of this Section 6.3, the Company, the Company Board (or a duly authorized committee thereof) and their Representatives may engage in negotiations and discussions with, and furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives or potential sources of financing but, in each case, only if the Company Board (or duly authorized committee thereof) first determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal and that not taking such action would be inconsistent with its fiduciary duties under applicable Law; provided that prior to furnishing any material non-public information to any such Person, the Company receives from the Person making such Takeover Proposal an Acceptable Confidentiality Agreement.  The Company will notify Parent in writing (i) promptly (but in no event more than 48 hours) of the receipt of any such Takeover Proposal, or of any inquiry, offer or proposal that would reasonably be expected to lead to, or any request for non-public information in connection with, a Takeover Proposal and will communicate the material terms of any such Takeover Proposal inquiry, offer or proposal (including the identity of the Person making such Takeover Proposal inquiry, offer or proposal) to Parent and will keep Parent reasonably apprised of the status of any such Takeover Proposal (including a change in the price or any material terms or scope thereof) and (ii) at least three (3) Business Days prior to taking any of the actions described in the preceding sentence and at least three (3) Business Days prior to the convening of any meeting of the Company Board (or any committee thereof) to consider any Takeover Proposal or taking any such action.  The Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to such Person (to the extent such information was not previously provided to Parent or its Representatives).

(c)                                  Except as otherwise provided in this Agreement, the Company and the Company Board shall not (i) (A) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, to the stockholders of the Company a Takeover Proposal or Superior Proposal, (C) fail to include the Company Board Recommendation in the Schedule 14D-9 or any amendment thereof when disseminated to the Company’s stockholders, (D) fail to reject and recommend against any Takeover Proposal or any tender offer or exchange offer for Company Common Stock (including, for these purposes, by taking no position with respect to the acceptance by the stockholders of the Company of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) within ten (10) Business Days after the making public thereof, or failing to publicly reconfirm the Company Board Recommendation within two (2) Business Days after any request from Parent to do so, (E) make any public statement inconsistent with the Board Recommendation or (F) resolve or agree to take any of the foregoing actions (any of the foregoing actions being referred to as a “Company Adverse Recommendation Change”), (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) or (iii) resolve or agree to change or modify the election that this Agreement and the Merger be governed pursuant to Section 251(h) of the DGCL.

(d)                                 Notwithstanding anything to the contrary in this Section 6.3, the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change in response to either (x) a Superior Proposal or (y) an Intervening

Event (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 8.1(d)(ii)), if:

(i)                                     the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (after taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.3(d)); and

(ii)                                  solely with respect to a Superior Proposal: (A) the Company provides Parent prior written notice of its intent to make any Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(d)(ii), together with a copy of the acquisition agreement (and any other relevant transaction documents) with respect to such Superior Proposal, if any, at least five (5) Business Days prior to taking such action, to the effect that the Company Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.1(d)(ii), which notice shall include the identity of the Person making such inquiry, proposal or request and specify in reasonable detail the basis for such Company Adverse Recommendation Change or termination, including the material terms and conditions of the Superior Proposal (a “Notice of Superior Proposal”) (it being understood that such Notice of Superior Proposal shall not in itself be deemed a Company Adverse Recommendation Change and that any material revision or amendment to the terms of such Superior Proposal shall require a new written notice and, in such case, a new five (5) Business Day notice period), (B) during such five (5) Business Day period, if requested by Parent, the Company shall have made its Representatives reasonably available to discuss with Parent’s Representatives, and shall have negotiated in good faith with Parent and its Representatives (to the extent Parent desires to negotiate), any proposed modifications to the terms and conditions of this Agreement so that such Takeover Proposal would cease to constitute a Superior Proposal, (C) Parent has not, within such five (5) Business Day period, made a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms or conditions of this Agreement such that such Takeover Proposal, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by Parent), would cease to constitute a Superior Proposal and (D) the Company Board, after taking into account any modifications to the terms of this Agreement and the Transactions agreed to by Parent and Merger Sub after receipt of such notice, continues to believe that such Takeover Proposal constitutes a Superior Proposal; and

(iii)                               solely with respect to any Intervening Event: (A) at least five (5) Business Days before making a Company Adverse Recommendation Change with respect to such Intervening Event, the Company notifies Parent in writing of its intention to do so, specifies the reasons therefor and provides a reasonably detailed description of such Intervening Event; and (B) if Parent makes a written, binding and irrevocable offer capable of being accepted by the Company during such five (5) Business Day period to alter the terms or conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by Parent)) that the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.

(e)                                  Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 6.3 or (iv) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company).  No disclosures under this Section 6.3(e) shall be, in themselves, a breach of this Section 6.3 or a basis for Parent to terminate this Agreement pursuant to Article VIII; provided, that any such disclosure pursuant to clauses (i) or (ii) above shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation (x) in such communication or (y) within two (2) Business Days after requested to do so by Parent.

(f)                                   As used in this Agreement, “Takeover Proposal” shall mean any bona fide inquiry, proposal or offer from any Person (other than Parent, Merger Sub and any of its Affiliates thereof) or “group” (as such term is defined in the Exchange Act) to purchase or otherwise acquire, in a single transaction or series of related transactions, (i) assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) that account for 20% or more of the Company’s consolidated assets (based on the fair market value thereof) or from which 20% or more of the Company’s revenues or earnings on a consolidated basis are derived, (ii) 20% or more of the outstanding Company Common Stock pursuant to a merger, consolidation, amalgamation or other business combination, sale of shares of capital stock, tender offer, exchange offer, share exchange, share repurchase reorganization, recapitalization, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company or any of its Subsidiaries or (iii) any direct or indirect acquisition or transaction, including any tender offer or exchange offer which, if consummated would result in the stockholders of the Company immediately preceding such transaction holding less than 80% of the equity in the Company or the surviving or resulting entity of such transaction immediately following such transaction, or any combination of the foregoing.

(g)                                  As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal that did not arise from a breach of this Section 6.3, made by a third party, which Takeover Proposal on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors, to be more favorable to the holders of Company Common Stock (including from a financial point of view) than the Transactions (after taking into account any revisions to this Agreement set forth in any written, binding and irrevocable offer by Parent capable of being accepted by the Company), taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and this Agreement that the Company Board considers relevant including taking into account at the time of such determination (i) any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and (ii) the ability and timing of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation and timing of obtaining required approvals); provided, for purposes of the definition of Superior Proposal, clause (ii) of the definition of Takeover Proposal shall be disregarded unless any such action described in such clause (ii) would result in the consequences described in clause (iii) of the definition of Takeover Proposal; provided that for purposes of the definition of Superior Proposal, the references to “20% or more” in the definition of Takeover Proposal shall be deemed to be references to “50% or more”, and references to “less than 80%” shall be deemed to be references to “50% or less”.

(h)                                 As used in this Agreement, “Intervening Event” shall mean a material event, development or change in circumstance that was not actually known, or reasonable foreseeable, to the Company Board prior to the execution of this Agreement, which material event, development or change in circumstance becomes known to the Company Board prior to the Offer Closing; provided, that in no event shall any of the following constitute an Intervening Event: (A) the receipt, existence or terms of a Takeover Proposal; (B) any matter relating thereto or consequence thereof or (C) any fact, event, change, development or set of circumstances that resulted from or arose out of the announcement, pendency or consummation of the Offer or the Merger.

Section 6.4                             Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings, if any, under applicable Antitrust Laws with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filing, if any, under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings, if any, under Antitrust Laws, including with respect to, (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions and (v) make all necessary notices to and obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as reasonably practicable (but in any event on or prior to the End Date).  For purposes hereof, “Antitrust Laws” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)           In furtherance and not in limitation of the foregoing, each party agrees to (A) supply as soon as reasonably practical any additional information and documentary material that may be required or requested by any Governmental Authority and (B) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 6.4 as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Authority as soon as practicable.

(c)           The Company, Parent and Merger Sub shall, (i) reasonably promptly notify the other parties hereto of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority, (ii) keep the others reasonably informed on a timely basis of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate.  However, each of Parent and the Company may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.

(d)           In furtherance and not in limitation of the foregoing, Parent and Merger Sub shall use their respective reasonable best efforts to take steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority, so as to enable the parties hereto to close the Transactions as soon as practicable (and in any event no later than one (1) Business Day prior to the End Date).

(e)           In furtherance and not in limitation of the foregoing, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, the parties hereto shall use their respective reasonable best efforts to avoid or resolve any such litigation, action or proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other in good faith and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions as promptly as practicable and in any event no later than one (1) Business Day prior to the End Date.

Section 6.5          Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review, comment upon and approve, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and written approval of the other parties hereto (which approval shall not be unreasonably withheld), except as such party may reasonably conclude in good faith, after consultation with outside counsel, that is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the right of the other parties hereto to approve any such press release or public statements as set forth in this Section 6.5 shall not apply to any release or public statement made or proposed to be made by the Company in connection with a Company Adverse Recommendation Change made in accordance with the terms of this Agreement (or by Parent in response thereto); and provided, further, that the foregoing shall not limit the ability of any party hereto to, without such consultation or consent, make any public statement regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Reports, so long as in each case such statements are consistent with, and do not contain any information not contained in, previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually, if approved by the other party) in compliance with the terms hereof.

Section 6.6          Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall afford Parent and its Representatives reasonable access during normal business hours to the Company’s properties, books, Contracts, records, consultants, officers and employees and the Company shall furnish promptly to Parent such information concerning its business and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; and provided, further, that the Company shall not be obligated to provide such access or information to Parent if the Company determines, in its reasonable judgment following consultation with outside counsel, that doing so would violate applicable Law or would jeopardize the protection of the attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive personal information.  In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use commercially reasonable efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, including by providing such information in redacted form as necessary to comply with such Law or otherwise make appropriate substitute disclosure arrangements to the extent possible.  Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement, dated as of August 13, 2016, between Parent (or one of its Affiliates) and the Company (the “Confidentiality Agreement”), and, to the extent provided in the Confidentiality Agreement, Parent shall not, and Parent shall cause its Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

Section 6.7          Notification of Certain Matters.  Each of the Company and Parent shall give prompt written notice to the other party if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third party is or may be required in connection with the Transactions; (ii) receipt of any notice or other material communication in writing from any Governmental Authority or NASDAQ in connection with the Transactions; or (iii) such party becoming aware of the occurrence or non-occurrence of an event that would reasonably be expected to materially prevent or delay the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to (A) the Offer set forth on Exhibit A or (B) the Merger set forth in Article VII not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit, expand or otherwise affect any representation, warranty, covenant or agreement of the parties hereto or the remedies available to the party hereunder receiving such notice or the conditions to such party’s obligations to consummate the Transactions, and no information delivered pursuant to this Section 6.7 shall update any section of the Company Disclosure Letter.

Section 6.8          Indemnification and Insurance.

(a)           From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless each current and former director, and officer of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable and documented fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume, honor and fulfill in all respects all obligations of the Company and its Subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in the Company Charter Documents and the respective organizational documents of each of the Company’s Subsidiaries as currently in effect as of the date hereof.  Without limiting the foregoing, at the Effective Time for a period of not less than six (6) years immediately following the Effective Time, the Surviving Corporation shall, or Parent shall cause the Surviving Corporation to, cause the certificate of incorporation and by-laws of the Surviving Corporation, and the organizational documents of each Subsidiary of the Surviving Corporation, to include comparable provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable in the aggregate to the Indemnitees than as set forth in the Company Charter Documents or such Subsidiary’s organizational documents in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would materially adversely affect the rights thereunder in the aggregate of the Indemnitees except as required by applicable Law.

(b)           For a period of not less than six (6) years immediately following the Effective Time, to the extent required by the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company or applicable indemnification agreements, Parent shall, or shall cause the Surviving Corporation to, pay and advance to an Indemnitee any expenses (including reasonable and documented fees and expenses of legal counsel) in connection with any Claim relating to any acts or omissions covered under this Section 6.8 as and when incurred to the fullest extent permitted under applicable Law, such payment or advance to be made within thirty (30) days after receipt by Parent of a written request therefor; provided that the person to whom expenses are advanced provides an undertaking to repay such expenses (but only to the extent required by applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company or applicable indemnification agreements and which advances and undertaking shall be unsecured and interest free).  Any determination required to be made with respect to whether an Indemnitee’s conduct complies with an applicable standard under applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company, or applicable indemnification agreements, as the case may be, shall be made by independent legal counsel selected by Parent.

(c)           For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto (which amounts are set forth, and identified by policy name, policy number and the amount of coverage and annual premium, on Section 6.8(c) of the Company Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount; and provided, further, that in lieu of the foregoing insurance coverage, the Company may purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which the Surviving Corporation would be required to spend during the six—year period provided for in this Section 6.8(c), that provides coverage no materially less favorable in the aggregate than the coverage described above.

(d)           The provisions of this Section 6.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8).

(e)           In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.8.

Section 6.9          Transaction Litigation.  Each party hereto shall keep the other parties hereto reasonably informed, in writing on a reasonably current basis, of, and cooperate with the other parties hereto in connection with, any litigation or claim (each a “Transaction Litigation”) against any party hereto and/or its directors, officers or employees relating to the Transactions; provided, however, that the foregoing shall not require any party hereto to take any action if it may result in a waiver of any attorney/client or any other similar privilege.  The Company shall cooperate with Parent in connection with, and shall give Parent the opportunity to participate in the defense or settlement of, any such litigation and shall consult with counsel of the Company regarding the defense or settlement of any Transaction Litigation, and no settlement in connection with any such litigation shall be agreed to prior to the Effective Time without Parent’s prior written consent.

Section 6.10       Section 16.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Transactions by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 6.11       Employee Matters.

(a)           For a period of at least one (1) year following the Effective Time, Parent and the Surviving Corporation shall provide, or shall cause to be provided, to each Company Employee who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and not subject to a collective bargaining agreement, (A) cash compensation (including base salary, base wages, commissions, and cash incentive compensation opportunities) that is at least equal to the cash compensation provided to such Company Employee as in effect immediately prior to the Effective Time; and (B) employee benefits (excluding equity compensation, defined benefit pension benefits and any change of control or transaction related payments or benefits) that, in each case, are substantially no less favorable in the aggregate than what is provided or made available to, or otherwise in effect with respect to, such Company Employee immediately prior to the Effective Time.  In addition, (i) Parent and the Surviving Corporation shall provide or shall cause to be provided to each Company Employee whose employment terminates during the one (1) year period following the Effective Time with severance benefits at levels and on terms substantially no less favorable than such Company Employee would have been entitled to receive pursuant to the terms of the Company’s severance policies as set forth on Section 6.11(a) of the Company Disclosure Letter, and (ii) such severance benefits shall be determined taking into account the service crediting provisions set forth in Section 6.11(b).

(b)           For all purposes (including vesting, eligibility to participate and level of severance and other benefits based upon credited service, but not for purposes of defined benefit pension plan accrual) under the employee benefit plans of Parent and its Subsidiaries providing welfare, retirement, severance and vacation or paid-time off benefits to any Company Employee after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her period of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time. In addition, and without limiting the generality of the foregoing, with respect to any New Plans that are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans if and to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing any group coverage, all pre-existing condition and other limitations, exclusions and requirements of such New Plan shall be waived for, or deemed satisfied by such Company Employee and his or her covered spouse and dependents, to the extent permitted under such New Plan and such limitations, exclusions or requirements were satisfied, no longer applicable or waived under the comparable Old Plans prior to the Effective Time, and (iii) any eligible expenses paid or incurred by any Company Employee and his or her covered spouse and dependents during the portion of the plan year of an Old Plan ending on the date such Company Employee’s participation in a corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered spouse and dependents for the applicable plan year as if such amounts had been paid or incurred under the New Plan.

(c)           Notwithstanding anything to the contrary contained herein, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations binding on the Company and its Subsidiaries under any employment, retention, transaction bonus, separation, change in control or other similar agreement or arrangement made by the Company with or for the benefit of any employee in accordance with their terms as in effect immediately before the Effective Time that are set forth on Section 6.11(c) Company Disclosure Letter.

(d)           The provisions of this Section 6.11 are solely for the benefit of the parties to this Agreement, and no Company Employee (including any beneficiary or dependent thereof) or any other person shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.11 shall create such rights in any such Persons.  Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Corporation to terminate the employment of any Company Employee at any time and for any reason or no reason, or (ii) require Parent or any Surviving Corporation to continue any Company Plans, New Plans or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time.  Notwithstanding anything to the contrary contained in this Agreement, this Section 6.11 shall not apply to any employees located outside the United States.

Section 6.12       Merger Sub and Surviving Corporation.  Parent shall take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations required to be performed under this Agreement and (b) cause Merger Sub to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 6.13       No Control of Company’s Business.  Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Offer Closing.  Prior to the Offer Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.14       Takeover Laws.  The Company and the Company Board shall each (a) take all actions within their power to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transactions and (b) if any state takeover statute or similar statute becomes applicable to the Transactions, take all actions within their power to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions

Section 6.15       Stock Exchange Delisting and Deregistration.  Each of the Company and Parent shall take such actions reasonably required to cause the Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.16       Company Stockholder, Director and Management Arrangements.  Except to the extent expressly authorized by the Company Board or any authorized committee of the Company Board in advance, after the date hereof and prior to the Effective Time, none of Parent, Merger Sub or any of their respective Affiliates shall enter into any Contract, and none of Parent, Merger Sub or any of their respective Affiliates shall make or enter into any formal or informal arrangements or other understandings (whether or not binding), with any Company stockholder, or any director or executive officer of the Company or any of its Subsidiaries, relating (a) to this Agreement, the Offer, the Merger or any other Transactions, including as to any investment to be made in, or contributions to be made to, Parent or Merger Sub, or (b) to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

Section 6.17       Rule 14d-10(d) Matters. Prior to the Offer Closing, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause (a) the treatment of Options and Company Restricted Stock Awards, as applicable, in accordance with the terms set forth in this Agreement and (b) each agreement, arrangement or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           No Injunctions or Restraints.  No Law, Order, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

(b)           Purchase of Company Common Stock in the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have previously accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE VIII

TERMINATION

Section 8.1          Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)           by the mutual written consent of the Company and Parent; or

(b)           by either of the Company or Parent:

(i)            if (x) the Offer shall have been terminated in accordance with its terms or (y) the Offer Closing shall not have been consummated on or before 11:59 pm on the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party if the failure of the Offer Closing to have been consummated on or before the End Date was primarily due to the failure of such party to timely perform any of its obligations under this Agreement; or

(ii)           if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to timely perform any of its obligations under this Agreement (including its obligations under Section 6.4 to seek to cause such Restraint to be vacated or lifted or to ameliorate the effects thereof); or

(c)           by Parent:

(i)            if, prior to the Offer Closing, the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Exhibit A clause (b) or (c), respectively, and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice thereof from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder which would give the Company the right to terminate this Agreement pursuant to Section 8.1(d)(i);

(ii)           if (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company fails to include the Company Board Recommendation in the Schedule 14D-9, (C) the Company shall have entered into a Contract providing for the consummation of a transaction contemplated by a Takeover Proposal or (D) the Company or any of its Representatives shall have willfully and materially breached any of its obligations under Section 6.3 (any of the foregoing, a “Triggering Event”); or

(iii)          if each of the Offer Conditions set forth on Exhibit A is satisfied or has been waived, but the Minimum Condition is not satisfied at such time, as of immediately prior to any scheduled Expiration Time that is forty (40) Business Days or more after the Initial Expiration Time; or

(d)           by the Company:

(i)            if, prior to the Offer Closing, Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) is incapable of being cured by the End Date, or if curable, has not been cured within thirty (30) calendar days after its receipt of written notice thereof from the Company and (ii) would reasonably be expected to prevent, materially impede or materially delay the consummation when required by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated hereby; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder which would give the Company the right to terminate this Agreement pursuant to Section 8.1(c)(i); or

(ii)           prior to the Offer Closing, in order to enter into a definitive agreement providing for a Superior Proposal in accordance with Section 6.3; provided that the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall not be available to the Company unless the Company pays or has paid the Termination Fee to Parent or caused the Termination Fee to be paid to Parent concurrently with such termination and otherwise in accordance with Section 8.3; provided further that the Company enters into such definitive agreement for such transaction that is a Superior

Proposal simultaneously with the termination of this Agreement pursuant to this Section 8.1(d)(ii).

Section 8.2          Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void (other than this Section 8.2 and Section 8.3 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates hereunder; provided, however, that, subject to Section 8.3 (including the limitations on liability contained therein), no party hereto shall be relieved or released from any liabilities or damages arising out of (A) any breach of its obligations under this Agreement, (B) its fraud or willful misconduct or (C) willful or intentional breach of its representations or warranties set forth in this Agreement.

Section 8.3          Termination Fee.

(a)           In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), prior to or substantially simultaneously with (and in no event later than the day of such termination) such termination the Company shall pay or cause to be paid to and as directed by Parent the Termination Fee.

(b)           In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), the Company shall pay or cause to be paid to and as directed by Parent the Termination Fee within one (1) Business Day of such termination.

(c)           In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(c)(i) or 8.1(c)(iii) and, (A) after the date hereof but prior to such termination, a Takeover Proposal shall have been publicly disclosed and (B) within twelve (12) months of the date this Agreement is terminated, the Company enters into a definitive agreement that provides for a Takeover Proposal or a Takeover Proposal is consummated (provided that for purposes of clause (B) of this Section 8.3(c), the references to “20%” and “80%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then, the Company shall pay or cause to be paid to, and as directed by, Parent the Termination Fee on the date that is the earlier of the Company entering into such definitive agreement or consummating such Takeover Proposal.

(d)           In the event that this Agreement is terminated (i) by Parent pursuant to Section 8.1(c)(iii) or (ii) by Parent or the Company pursuant to Section 8.1(b)(i) and the Minimum Condition has not been satisfied prior to such termination pursuant to Section 8.1(b)(i), then, in each case, the Company shall pay to, and as directed by, Parent, all of the Expenses of Parent and Merger Sub.  As used herein, “Expenses” shall mean all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), up to $1,000,000 in the aggregate, incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement, the filing of any required notices under applicable Laws or other regulations and all other matters related to the

Transactions, including the Merger.  Any amounts paid pursuant to this Section 8.3(d) shall be credited towards any Termination Fee subsequently payable pursuant to this Section 8.3.

(e)                                  For purposes of this Agreement, “Termination Fee” shall mean an amount equal to $2,410,000.

(f)                                   Notwithstanding the foregoing, in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.  Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that the payment of the Termination Fee is not a penalty and shall be deemed to be liquidated damages but not the sole or exclusive remedy for any losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination thereof), the Transactions (and the abandonment thereof), except for any losses or damages suffered or incurred with respect to the matter forming the basis for such termination.  For the avoidance of doubt, payment of the Termination Fee by or on behalf of the Company shall not be considered an exclusive remedy and shall not prejudice or limit any of Parent’s rights and remedies under this Agreement, applicable Law or principles of equity or otherwise.

(g)                                  Any amount that becomes payable pursuant to Section 8.3(a) shall be paid by wire transfer of immediately available funds to the account designated in Section 8.3(f) of the Parent Disclosure Letter and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(h)                                 The Company acknowledges and hereby agrees that the provisions of this Section 8.3 are an integral part of the Transactions (including the Offer and the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement.  If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit.

ARTICLE IX

MISCELLANEOUS

Section 9.1                             No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance in whole or in part after the Effective Time.  The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 9.2                             Fees and Expenses.  Except as provided in Section 8.3, whether or not the Offer or the Merger are consummated, all fees and expenses incurred in connection with the

Offer, the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses.

Section 9.3                             Amendment or Supplement.  Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing, by written agreement signed by each of the parties hereto; provided, however, that following the Offer Closing, no amendment shall be made which decreases the Merger Consideration and, provided further that no amendments shall be made which by Law requires approval by the holders of Company Common Stock without obtaining such approval.

Section 9.4                             Waiver.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.5                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties; provided that Parent and Merger Sub, upon prior written notice to the Company, may each assign (in its sole discretion) any of or all their respective rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

Section 9.6                             Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by electronic communication, facsimile or otherwise) to the other parties hereto.

Section 9.7                             Entire Agreement; Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Letter, annexes and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s stockholders and Optionholders to receive the Merger Consideration and consideration in respect of Options, respectively, at the Effective Time and (ii) the rights of any third party beneficiaries under Section 6.8, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the party for whose benefit such representation and warranty was made in accordance with Section 9.4 without notice of liability to any other Person.  Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8                             Governing Law; Jurisdiction.

(a)                                 This Agreement and all actions and proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the Transactions or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)                                 Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement, any of the Transactions or the actions of Parent, Merger Sub or the Company arising out of or relating to the negotiation, administration, performance and enforcement hereof or thereof shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in the State of Delaware (or, if such Chancery Court of the State of Delaware lacks subject matter jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the federal courts of the United States, the federal court sitting within the State of Delaware and any appellate court therefrom), (ii) it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and hereby waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in such courts and any defense of an inconvenient forum to the maintenance of such action or proceeding in such courts, and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties hereto hereby waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

(c)                                  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 9.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article IX.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.9                             Specific Enforcement.  The parties hereto agree that immediate, extensive and irreparable damage would occur for which monetary damages may not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  Accordingly, the parties hereto agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

Section 9.10                      Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DIRECT OR INDIRECT LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11                      Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), by email (with confirmation of receipt) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties hereto at the following addresses:

If to Parent or Merger Sub, to:

ADVA NA Holdings, Inc.

5755 Peachtree Industrial Blvd.

Norcross, Georgia 30092

Attention:  Ulrich Dopfer

Facsimile No.:  (678) 728-8788

Email: udopfer@advaoptical.com

- and -

ADVA Optical Networking SE

Fraunhoferstrasse 9a

82152 Martinsried, Germany

Attention:  Christian Rieder

Facsimile No.:  +49 89 890665 22931

Email: crieder@advaoptical.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

875 Third Avenue

New York, New York 10022

Attention:  Alexander B. Johnson

Facsimile No.:  (212) 918-3100

Email: alex.johnson@hoganlovells.com

If to the Company, to:

MRV Communications, Inc.

20520 Nordhoff Street

Chatsworth, CA 91311

Attention: Chief Executive Officer

Facsimile: (818) 473-4257
Email: mbonney@mrv.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Steven I. Suzzan

Facsimile: (212) 318-3400

Email: steven.suzzan@nortonrosefulbright.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.12                      Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.13                      Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 9.14                      Definitions.  As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (other than that it need not prohibit the making of a Takeover Proposal), with any changes thereto as reasonably necessary to give effect to the identity of the party.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Antitrust Laws” shall have the meaning set forth in Section 6.4(a).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.3(a).

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(d).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Capitalization Date” shall have the meaning set forth in Section 4.2.

“Cash” shall mean, as of any date of determination, (a) all cash, cash equivalents and marketable securities of the Company and its Subsidiaries (including cash resulting from the deposit of checks prior to such date, whether or not clearance of such deposits occurs before or after such date), net of (b) the outstanding amount of checks written or issued by the Company and its Subsidiaries on or prior to such date that have not cleared prior to such date, as determined in accordance with GAAP consistently applied in accordance with the Company’s financial statements; provided, that “Cash” shall be deemed not to include any insurance proceeds received in connection with the matters described in Note 13 to the Company’s financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, or any other amounts received from insurance providers or other sources that are being held for payment in connection with any litigation or settlement.

“Certificate” shall have the meaning set forth in Section 3.1(d).

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Claim” shall have the meaning set forth in Section 6.8(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in Section 3.6.

“Collective Bargaining Agreements” shall have the meaning set forth in Section 4.15(vii).

“Company” shall have the meaning set forth in the preamble.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.3(c).

“Company Balance Sheet” shall have the meaning set forth in Section 4.5(d).

“Company Board” shall have the meaning set forth in the recitals.

“Company Board Recommendation” shall have the meaning set forth in Section 4.3(c).

“Company Charter Documents” shall have the meaning set forth in Section 4.1(c).

“Company Common Stock” shall have the meaning set forth in the recitals.

“Company Disclosure Letter” shall have the meaning set forth in the Article IV preamble.

“Company Employees” shall have the meaning set forth in Section 4.16(a).

“Company Financial Advisor” shall have the meaning set forth in Section 4.21.

“Company IP” shall have the meaning set forth in Section 4.12(a).

“Company IP Agreements” shall have the meaning set forth in Section 4.12(c).

“Company Material Adverse Effect” shall mean any change, event, occurrence, development, circumstance or effect that, individually or in the aggregate, would or would reasonably be expected to (a) impair, prevent or delay in any material respect the ability of the

Company to perform its obligations under this Agreement or (b) have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that in the case of clause (b) no change, event, occurrence, development, circumstance or effect relating to, arising out of or resulting from the following, either alone or in combination, shall constitute, or be taken into account in determining whether there is or has been, a Company Material Adverse Effect: (i) any condition, change, event, occurrence, development or circumstance or effect in (a) telecommunications equipment business or (b) the United States or global economy; (ii) any enactment of, change in, or change in interpretation or enforcement of, any Law or GAAP (or other applicable accounting standards) or governmental policy; (iii) general economic, regulatory, political or business conditions (or changes therein); (iv) changes, events or occurrences in financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index) or any interest rate or exchange rate changes or general financial or capital market conditions, including interest rates, or changes therein; (v) any acts of God, hurricanes, earthquakes, floods or other natural disasters, weather conditions, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (vi) the negotiation, execution, announcement or performance of this Agreement or the announcement, pendency of or performance of the Transactions, including by reason of the identity of Parent; (vii) any action required to be taken pursuant to the terms of this Agreement or with the written consent of Parent or Merger Sub; (viii) any change in the market price, or change in trading volume, of the capital stock of the Company (provided that the underlying cause of such change in price or trading volume may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect); (ix) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections, or forecasts for any period (provided that the underlying cause of such failure to meet earnings estimates, financial projections, or forecasts may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect); and (x) any legal or administrative proceeding, claim, suit or action against the Company, any of its Subsidiaries or any of their respective officers or directors brought by a Governmental Authority and pending after the date hereof, in each case, solely relating to the execution of this Agreement or the announcement, pendency or performance of the Transactions; provided that (1) any change, event, occurrence, development, circumstance or effect set forth in clauses (i) through (v) may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent (and only to the extent) such change, event, occurrence, development, circumstance or effect has a disproportionate adverse effect on business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, in relation to other participants in the telecommunications equipment business in the United States, and (2) the underlying cause of any failure referred to in clauses (viii) and (ix) shall be taken into account in determining whether there has been or is a Company Material Adverse Effect.

“Company Material Contracts” shall have the meaning set forth in Section 4.15(a).

“Company Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employment, deferred compensation, supplemental retirement, incentive compensation (equity or otherwise), severance, employment, retention, change in control, group health, disability, death benefit, cafeteria or other welfare or fringe benefit plan, arrangement or agreement which the Company or any of its Subsidiaries sponsors, maintains, contributes to or is obligated to contribute to, with or for the benefit of any of its or their current or former employees or other service providers or their respective spouses, dependents or beneficiaries or pursuant to which the Company or any of its Subsidiaries could have any liability.

“Company Product” means each product (including any equipment, hardware, software and firmware product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries.

“Company Restricted Stock Award” shall have the meaning set forth in Section 3.3(b).

“Company SEC Documents” shall have the meaning set forth in Section 4.5(a).

“Company Stock Plans” shall mean the Company’s 2015 Long-Term Incentive Plan and 2007 Omnibus Incentive Plan.

“Company Subsidiary Securities” shall have the meaning set forth in Section 4.1(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 6.6(a).

“Contract” shall mean any written or oral agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract, guarantee or other agreement.

“DGCL” shall have the meaning set forth in the recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Dissenting Stockholders” shall have the meaning set forth in Section 3.5.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Encumbrances” shall mean any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature.

“End Date” shall have the meaning set forth in Section 1.1(e).

“Environmental Laws” shall mean all Laws relating to pollution, regulation or protection of the environment or natural resources, including Laws relating to the manufacture, processing, distribution, sale, use, treatment, storage, transport, handling, exposure to, or Releases or threatened Releases of, pollutants, contaminants or other hazardous or deleterious chemicals, materials, substances or wastes as the foregoing are enacted or in effect on or prior to the Offer Closing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall have the meaning set forth in Section 1.1(a).

“Exchange Agent” shall have the meaning set forth in Section 3.2(a).

“Expiration Time” shall have the meaning set forth in Section 1.1(d).

“Fairness Opinion” shall have the meaning set forth in Section 4.21.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” shall mean any federal, state or local, domestic, foreign, municipal, or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, arbitrator and any self-regulatory organization.

“Hazardous Materials” shall mean any materials or substances or wastes that are defined, listed or regulated under or as to which liability or standards of conduct may be imposed under any Environmental Law, including “hazardous substances” as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., and petroleum or petroleum products.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean any of the following (i) any indebtedness for borrowed money (including the issuance of any debt security and any principal, premium, accrued and unpaid interest and other amounts payable in connection therewith), (ii) any capital lease obligations, (iii) any obligation as an account party in respect of letters of credit or banker’s acceptances or similar items, (iv) any obligation under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates, (v) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (vi) liabilities in connection with any deferred purchase price, earn-outs or other contingent payment obligations related to past acquisitions, (vii) liabilities or obligations for severance, change of control payments, stay bonuses, retention bonuses and other similar liabilities and (viii) any agreement, undertaking or arrangement by which a Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection and other than the Company or any Subsidiary).

“Indemnitee” and “Indemnitees” shall have the meanings set forth in Section 6.8(a).

“Information Privacy and Security Laws” shall mean all applicable Laws concerning the privacy, data protection, transfer or security of Personal Information, including, but not limited to, the following and their implementing regulations: the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Israel’s Protection of Privacy Law, including the 1996 amendment thereto, Israel’s Privacy Protection Regulations, state data security laws, state data breach notification laws, state consumer protection laws, applicable laws and regulations relating to the transfer of Personal Information, and any applicable laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including, but not limited to, outbound calling and text messaging, telemarketing, and e-mail marketing).

“Initial Expiration Time” shall have the meaning set forth in Section 1.1(d).

“Intellectual Property” shall mean any and all intellectual property rights, in any and all jurisdictions throughout the world, whether registered or not, including all (a) patents, provisional and non-provisional patent applications and all continuations, continuations-in-part, extensions, reissues, divisionals or invention disclosures relating thereto, (b) trademarks, trade names, service marks, logos, trade dress, social media accounts and handles, corporate names, internet domain names, and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing, (c) copyrights, including copyrights in computer software, mask works and databases, and applications for copyright registration, (d) trade secrets and other proprietary information and know-how, (e) moral rights and publicity rights, and (f) any other rights similar, corresponding, or equivalent to any of the foregoing of any kind or nature.

“Intervening Event” shall have the meaning set forth in Section 6.3(h).

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Systems” shall mean all computer systems, including software, hardware, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation used or held for use by or on behalf of the Company or any of its Subsidiaries in connection with the conduct of their businesses.

“Knowledge” shall mean, (a) in the case of the Company, the actual knowledge following reasonable due inquiry, as of the date of this Agreement, of the Company’s chief executive officer, chief financial officer, chief operating officer, and Scott St. John, and (b) in the case of Parent and Merger Sub, the actual knowledge following reasonable due inquiry, as of the date of this Agreement, of Parent’s executive officers.

“Laws” shall have the meaning set forth in Section 4.8.

“Leases” shall have the meaning set forth in Section 4.14(a).

“Legal Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liens” shall mean any pledges, liens (statutory or otherwise), charges, encumbrances, defects, claims, rights of way, easements, options to purchase or lease or otherwise acquire any interest, and security interests or other adverse claim of any kind or nature whatsoever.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Merger Sub” shall have the meaning set forth in the preamble.

“Merger Sub Board” shall mean the board of directors of Merger Sub.

“Minimum Condition” shall have the meaning set forth in Section 1.1(b).

“Money Laundering Laws” shall have the meaning set forth in Section 4.8(e).

“NASDAQ” shall have the meaning set forth in Section 1.1(e).

“New Plans” shall have the meaning set forth in Section 6.11(b).

“Offer” shall have the meaning set forth in the recitals.

“Offer Closing” shall have the meaning set forth in Section 1.1(f).

“Offer Closing Date” shall have the meaning set forth in Section 1.1(f).

“Offer Conditions” shall have the meaning set forth in Section 1.1(b).

“Offer Documents” shall have the meaning set forth in Section 1.1(h).

“Offer Price” shall have the meaning set forth in the recitals.

“Offer to Purchase” shall have the meaning set forth in Section 1.1(b).

“Old Plans” shall have the meaning set forth in Section 6.11(b).

“Open Source Software” shall mean software licensed pursuant to any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License, including copyleft licenses.

“Option” shall have the meaning set forth in Section 3.3(a).

“Optionholder” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Parent” shall have the meaning set forth in the preamble.

“Parent Board” shall mean the board of directors of Parent.

“Permitted Encumbrances” shall mean (a) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and (b) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are disclosed in the public records, (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property or (iii) are not substantial in character, amount or extent in relation to the applicable real property and in each case in (a) and (b) do not materially and adversely impact the current use, utility or value of the applicable real property or otherwise materially and adversely impair the present or contemplated business operations at such location.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and with respect to which adequate accruals or reserves have been taken in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have seen set aside on its books, (c) Permitted Encumbrances arising under or in connection with applicable building and zoning Laws, codes, ordinances, and state and federal regulations which are not violated by the current use and operation of the Person’s real property, (d) Liens and deposits to secure the performance of bids, tenders, trade contracts (other than contracts for Indebtedness for borrowed money), leases, and statutory obligations incurred in the ordinary course of business, and (e) such other Liens that, individually or in the aggregate, do not materially impair or detract the value or the continued use (as currently used by the Company and its Subsidiaries) and operation of any of the assets, rights or properties to which a Lien relates.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Personal Information” means (i) any information, in any form, that relates to an individual or that could reasonably be used to identify an individual; or (ii) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws.

“Release” shall mean any release, spill, emission, seepage, discharge, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, dispersal, leaching or migration into or upon the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the soil, surface water or groundwater.

“Representatives” shall mean, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by or on behalf of such Person or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“Restraints” shall have the meaning set forth in Section 7.1(b).

“Rights Agreement” means that certain rights agreement, as amended, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, dated as of January 26, 2016.

“Sanctions Authority” shall have the meaning set forth in Section 4.8(c).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.5(a).

“SEC” shall have the meaning set forth in Section 1.1(e).

“Schedule 14D-9” shall have the meaning set forth in Section 1.2(a).

“Schedule TO” shall have the meaning set forth in Section 1.1(h).

“Securities Act” shall have the meaning set forth in Section 4.1(b).

“Series A Preferred Stock” shall have the meaning set forth in Section 4.2.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing at least 50% of the equity or at least 50% of the ordinary voting power (or, in the case of a partnership, at least 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” shall have the meaning set forth in Section 6.3(g).

“Support Agreements” shall have the meaning set forth in the recitals

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Proposal” shall have the meaning set forth in Section 6.3(f).

“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement relating to or required to be filed with any Governmental Authority with respect to Taxes.

“Taxes” shall mean (a) all means all federal, state, provincial, municipal, local or foreign taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, value-added taxes, ad valorem taxes, excise taxes, withholding taxes, custom taxes, stamp taxes, estimated taxes, or other taxes of or with respect to gross receipts, profits, premiums, real property, personal property, unclaimed, escheatable property, windfall profits, sales, use, goods and services, business, environmental (including taxes under Section 59A of the Code), inventory, shares, transfers, licensing, capital, employment, social security, payroll, severance, service, service use, unemployment, disability, national insurance, premium, alternative or add-on minimum or estimated taxes and franchises, or other like assessment or charge imposed by any Governmental Authority or under any Law, together with any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax, whether disputed or not, and (b) any transferee liability in respect of any items described in clause (a) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law or including but not limited to as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period).

“Top Customers” shall have the meaning set forth in Section 4.23.

“Top Suppliers” shall have the meaning set forth in Section 4.23.

“Termination Fee” shall have the meaning set forth in Section 8.3(d).

“Transaction Litigation” shall have the meaning set forth in Section 6.9.

“Transactions” shall have the meaning set forth in the recitals.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” shall have the meaning set forth in the Section 8.1(c)(ii).

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Section 9.15                      Interpretation.

(a)                                 When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless the context otherwise requires, the word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder.  References to a Person are also to its permitted assigns and successors.  The phrase “made available” with respect to any documents or information shall mean the inclusion of such documents or information, as of forty eight (48) hours prior to the entering into of this Agreement, in the kiteworks virtual data room of the Company maintained by Accellion (it being understood and agreed that as soon as practicable after the date of this Agreement, the Company shall deliver to Parent on optical media format a complete and accurate copy of the contents of said virtual date room as of such time).

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)                                  All capitalized terms used but not defined in the Company Disclosure Letter shall have the meanings ascribed to them in this Agreement.  The representations and warranties of the Company are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Company Disclosure Letter which identifies items of disclosure by reference to a particular Section or subsection of this Agreement, provided that disclosure of any matter in any Section of the Company Disclosure Letter shall be deemed to be disclosure of such matter with respect to any other Sections of the Company Disclosure Letter to the extent it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Section.  The inclusion of any item in the Company Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.  No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  In no event shall the listing of any matter in the Company Disclosure Letter be deemed or interpreted to expand the scope of the Company’s representations, warranties and/or covenants set forth in this Agreement.  All attachments to the Company Disclosure Letter are incorporated by reference into the Company Disclosure Letter in which they are directly or indirectly referenced.  The information contained in the Company Disclosure Letter is in all events provided subject to and on the terms of the Confidentiality Agreement as though it were Confidential Information (as such term is defined therein) thereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ADVA NA HOLDINGS, INC.,

By:	/s/ Ulrich Dopfer
	Name:	Ulrich Dopfer
	Title:	CFO

GOLDEN ACQUISITION CORPORATION

By:	/s/ Ulrich Dopfer
	Name:	Ulrich Dopfer
	Title:	President

MRV COMMUNICATIONS, INC.

By:	/s/ Mark J. Bonney
	Name:	Mark J. Bonney
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Conditions to the Offer

Notwithstanding any other term or provision of the Offer or the Agreement, and in addition to Merger Sub’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Agreement and applicable Law, the obligation of Merger Sub to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to the following conditions:

(a)                                 No Injunctions or Restraints.  No Restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Offer or Merger or making the consummation of the Offer or Merger illegal;

(b)                                 Representations and Warranties.  The representations and warranties of the Company (i) contained in Sections 4.1, 4.3(a), 4.3(b)(i), 4.3(c) and 4.23(a) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Offer Closing Date as if made at and as of the Offer Closing Date (except to the extent that any such representation and warranty by its terms expressly speaks as of another specified time, in which case such representation and warranty shall be true and correct as of such time), (ii) contained in Section 4.2 shall have been true and correct as of the date of this Agreement and shall be true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date), except where the failure to be true and correct would not reasonably be expected to result in more than a de minimis additional cost, expense or liability to the Company, Parent and their Affiliates, (iii) contained in Section 4.5(f) shall have been true and correct in all respects as of the dates and times set forth therein, with only such exceptions as are de minimis, (iv) contained in Section 4.8(c), Section 4.22 and Section 4.23(b) shall be true and correct in all respects at and as of the date of this Agreement and as of the Offer Closing Date as if made at and as of the Offer Closing Date (except to the extent that such representation and warranty by its terms expressly speaks as of another specified time, in which case such representation and warranty shall be true and correct as of such time), except in the case of Section 4.22 where the failure to be true and correct would not reasonably be expected to result in more than a de minimis additional cost, expense or liability to the Company, Parent and their Affiliates, and (v) set forth in this Agreement (other than Sections 4.1, 4.2, 4.3(a), 4.3(b)(i), 4.3(c), 4.5(f), 4.8(c), 4.22, and 4.23(a) and (b)), shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect contained therein), at and as of the date of this Agreement and at and as of the Offer Closing Date with the same effect as though made on and as of the Offer Closing Date (except to the extent that any such representation and warranty by its terms expressly speaks as of another specified time, in which case such representation and warranty shall be true and correct as of such time), except where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c)                                  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Offer Closing Date;

(d)                                 Absence of Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect;

(e)                                  Certificate. The Company shall have delivered to Parent and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in clauses (b), (c) and (d) of this Exhibit A have been satisfied;

(f)                                   No Proceeding.  No Legal Proceeding shall be pending or commenced by a Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger or the Transactions; and

(g)                                  Company Adverse Recommendation Change. There shall not have been a Company Adverse Recommendation Change or other Triggering Event.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub to extend, terminate, amend or modify the Offer pursuant to the terms and conditions of the Agreement.  The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole and absolute discretion (other than the Minimum Condition).  The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Exhibit B

Certificate of Incorporation of Surviving Corporation

(Attached)

Exhibit B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

MRV COMMUNICATIONS, INC.

ARTICLE I

NAME

The name of the corporation is MRV Communications, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle, and the name of the registered agent for service of process at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock that the Corporation shall have authority to issue is one thousand (1,000) shares, all of which shall be common stock having a par value of $0.01 per share.

ARTICLE V

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a board of directors.  The directors of the Corporation shall serve until the annual meeting of the stockholders of the Corporation or until their successor is elected and qualified.  The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation.  Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of the directors of the Corporation need not be by written ballot.  Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the board of directors.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.  The Corporation shall indemnify its directors and officers to the fullest extent permitted by law. The Corporation, by approval of its board of directors, may in its discretion, indemnify the Corporation’s employees and agents. Any repeal or modification of this Article VI shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the board of directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware in force at the time may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

[Signature Page Follows]

IN WITNESS WHEREOF, MRV Communications, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this [•]th day of [•], 2017.

MRV COMMUNICATIONS, INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]